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                                                                   Exhibit 10.30


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                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG


                                AMERIPATH, INC.,


                 DRS. SEIDENSTEIN, LEVINE AND ASSOCIATES, INC.,

                   SEIDENSTEIN, LEVINE REAL ESTATE PARTNERSHIP

                           LAWRENCE SEIDENSTEIN, M.D.,

                             STEVEN E. LEVINE, M.D.,

                                       AND

                             DAVID M. REARDON, M.D.











                          DATED AS OF OCTOBER 10, 1996




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

                                TABLE OF CONTENTS

                                                                                                     PAGE NO.


                                                  ARTICLE I

                                           PURCHASE OF CAPITAL STOCK

1.1     Purchase and Sale of Capital Stock............................................................  1
1.2     The Contingent Notes..........................................................................  3
1.3     Contingent Issuance of AmeriPath Stock........................................................ 12

                                                 ARTICLE II

                         REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND SLA

2.1     Corporate Organization, Qualification, etc.................................................... 18
2.2     Subsidiaries.................................................................................. 18
2.3     Capital Stock................................................................................. 18
2.4     Corporate Record Books........................................................................ 18
2.5     Title to Stock................................................................................ 18
2.6     Options and Rights............................................................................ 19
2.7     Authorization, Etc............................................................................ 19
2.8     No Violation.................................................................................. 19
2.9     Financial Statements.......................................................................... 19
2.10    Employees..................................................................................... 20
2.11    Absence of Certain Changes.................................................................... 20
2.12    Contracts..................................................................................... 21
2.13    True and Complete Copies...................................................................... 23
2.14    Title and Related Matters..................................................................... 23
2.15    Litigation.................................................................................... 24
2.16    Tax Matters................................................................................... 24
2.17    Compliance with Law and Applicable Government Regulations..................................... 25
2.18    ERISA and Related Matters..................................................................... 26
2.19    Intellectual Property......................................................................... 27
2.20    Environmental Matters......................................................................... 28
2.21    Dealings with Affiliates...................................................................... 29
2.22    Banking Arrangements.......................................................................... 29
2.23    Insurance..................................................................................... 29
2.24    Consents...................................................................................... 29
2.25    Investment Representations.................................................................... 30
2.26    Accounts Receivable; Inventories.............................................................. 31
2.27    Brokerage..................................................................................... 32
2.28    Improper and Other Payments................................................................... 32
2.29    Participation in Audits....................................................................... 32



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
2.30    Health Care Laws.............................................................................. 32
2.31    Financial Condition at Closing................................................................ 34
2.32    Disclosure.................................................................................... 34

                                                 ARTICLE III

                                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1     Corporate Organization, etc................................................................... 35
3.2     Subsidiaries.................................................................................. 35
3.3     Authorization, Etc............................................................................ 35
3.4     No Violation.................................................................................. 35
3.5     Governmental Authorities; Consents............................................................ 36
3.6     Issuance of AmeriPath Stock................................................................... 36
3.7     Additional Purchaser Representations: Books and Records; Financial
        Statements.................................................................................... 36
3.8     Compliance.................................................................................... 36
3.9     Capitalization................................................................................ 36
3.10    Litigation.................................................................................... 36
3.11    No Additional Seller Representations.......................................................... 37
3.12    Tax Matters................................................................................... 37
3.13    Dealing with Affiliates....................................................................... 37
3.14    Disclosure.................................................................................... 38

                                               ARTICLE IV

                                         COVENANTS OF THE SELLERS

4.1     Regular Course of Business.................................................................... 38
4.2     Amendments.................................................................................... 38
4.3     Capital Changes; Pledges...................................................................... 38
4.4     Dividends..................................................................................... 38
4.5     Capital and Other Expenditures................................................................ 39
4.6     Cash and Cash Equivalents..................................................................... 39
4.7     Borrowing..................................................................................... 39
4.8     Other Commitments............................................................................. 39
4.9     Amendments to Charter......................................................................... 39
4.10    Full Access and Disclosure.................................................................... 39
4.11    Confidentiality............................................................................... 40
4.12    Breach of Agreement........................................................................... 40
4.13    Fulfillment of Conditions Precedent........................................................... 40






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
                                                 ARTICLE V

                                        COVENANTS OF THE PURCHASER

5.1     Confidentiality............................................................................... 40
5.2     Full Access and Disclosure.................................................................... 40
5.3     Breach of Agreement........................................................................... 41
5.4     Fulfillment of Conditions Precedent........................................................... 41

                                                ARTICLE VI

                                             OTHER AGREEMENTS

6.1     Further Assurances............................................................................ 41
6.2     Agreement to Defend........................................................................... 42
6.3     Consents...................................................................................... 42
6.4     No Solicitation or Negotiation................................................................ 42
6.5     No Termination of Sellers' Obligations by Subsequent Incapacity, Etc.......................... 42
6.6     Employment Agreements......................................................................... 42
6.7     Public Announcements.......................................................................... 42
6.8     Deliveries After Closing...................................................................... 43
6.9     Non-Competition Covenant...................................................................... 43
6.10    Non-disclosure; Confidentiality............................................................... 44
6.11    Rule 144 Best Efforts......................................................................... 46
6.12    Real Estate................................................................................... 46
6.13    Delivery of Purchaser Statements.............................................................. 46
6.14    Stock Options................................................................................. 47

                                             ARTICLE VII

                             CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

7.1     Representations and Warranties; Covenants and Agreements...................................... 47
7.2     No Injunction................................................................................. 48
7.3     Third Party Consents.......................................................................... 48
7.4     No Material Adverse Change.................................................................... 48
7.5     Employment Agreement.......................................................................... 48
7.7     Delivery of SLA Share Certificates............................................................ 48
7.8     Shareholders' Agreement....................................................................... 48
7.9     Subordination Agreement....................................................................... 48
7.10    SLA Charter Amendments........................................................................ 49
7.11    Creditors..................................................................................... 49





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
                                                 ARTICLE VIII

                                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

8.1     Representations and Warranties; Performance................................................... 49
8.2     No Injunction................................................................................. 49
8.3     Material Adverse Change....................................................................... 49
8.4     Third Party Consents.......................................................................... 49
8.5     Purchase Consideration........................................................................ 50
8.6     Employment Agreements......................................................................... 50

                                                  ARTICLE IX

                                                   CLOSING

9.1     Closing....................................................................................... 50
9.2     Closing Deliveries............................................................................ 50

                                                   ARTICLE X

                                          TERMINATION AND ABANDONMENT

10.1    Methods of Termination........................................................................ 52
10.2    Procedure Upon Termination.................................................................... 53

                                                  ARTICLE XI

                                     SURVIVAL OF TERMS; INDEMNIFICATION

11.1    Survival...................................................................................... 53
11.2    Indemnification by the Sellers................................................................ 54
11.3    Indemnification by the Purchaser.............................................................. 55
11.4    Third-Party Claims............................................................................ 55
11.5    Indemnification Basket; Maximum Liability..................................................... 56

                                                 ARTICLE XII

                                           MISCELLANEOUS PROVISIONS

12.1    Amendment and Modification.................................................................... 57
12.2    Entire Agreement.............................................................................. 57
12.3    Certain Definitions........................................................................... 57
12.4    Notices....................................................................................... 59
12.5    Assignment.................................................................................... 61
12.6    Governing Law................................................................................. 61
12.7    Consent to Jurisdiction; Service of Process................................................... 61
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
12.8    Injunctive Relief............................................................................. 61
12.9    Counterparts.................................................................................. 61
12.10   Headings...................................................................................... 61
12.11   Binding Effect................................................................................ 61
12.12   Delays or Omissions........................................................................... 61
12.13   Severability.................................................................................. 62
12.14   Expenses...................................................................................... 62
12.15   Arbitration................................................................................... 62



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                                    SCHEDULES

1.1         Sellers
1.2(b)(i)   Accounts Existing at Closing
1.3         Conditions & Restrictions on Shares
2.1         Jurisdictions of Qualification
2.2         SLA's Subsidiaries
2.6         Agreements Regarding SLA's Shares
2.9(a)      Additional Liabilities
2.9(b)      Liabilities covered by Insurance
2.9(c)      Accounts Payable
2.12        Contracts
2.14        Real and Personal Property
2.15        Claims
2.17(a)     Permits and Licenses
2.17(b)     Jurisdictions Licensed to Provide Health Care
2.18        ERISA, Benefit Plans and Other Matters
2.19        Intellectual Property
2.20        Environmental Matters
2.21        Affiliated Transactions
2.22        Banking Arrangements
2.23        Insurance
2.24        Consents
2.26        Accounts Receivable
2.28        Improper Payments
2.29        Participation in Audits
2.30(a)     Fraud and Abuse
2.30(b)     Third-Party Payors
2.30(c)     Medicare and Medicaid Compliance
2.30(d)     Rate Limitations and Rates
3.2         Subsidiaries of AmeriPath
3.7         Books and Records
3.9         Capitalization
3.10        Litigation
3.13        Agreements and Arrangements with Affiliates
7.3         Third Party Consents
7.11        Creditor Consents


                                    EXHIBITS

1.2         Form of 7% Non-Negotiable Subordinated Contingent Promissory Note
2.1         SLA's Articles of Incorporation, as amended, and By-laws
2.9         Financial Statements
3.1         AmeriPath Florida's Charters and Bylaws

6.6         Form of Employment Agreement
6.12        Lease
7.6         Opinion of Seller's Counsel
7.8         Subordination Agreement
8.7         Opinion of Purchaser's Counsel

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of October 10, 1996, by and among AMERIPATH, INC., a Delaware corporation, ("AmeriPath" or the "Purchaser"), DRS. SEIDENSTEIN, LEVINE AND ASSOCIATES, INC., a Florida professional service corporation ("SLA"), all of the shareholders of SLA (set forth on Schedule 1.1 hereto) who collectively hold One Hundred (100) shares, par value $1.00 per share, of SLA (each shareholder shall be referred to herein as the "Seller" and collectively, the "Sellers") and SEIDENSTEIN, LEVINE REAL ESTATE PARTNERSHIP, a Florida general partnership.
 .

         WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of SLA; SLA, although initially organized as a professional service corporation under Chapter 621 of the Florida Statutes, has, prior to the closing of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, converted itself to and is presently organized as, a regular business corporation organized under Chapter 607 of the Florida Statutes;

         WHEREAS, AmeriPath desires to purchase and acquire from the Sellers, and the Sellers desire to sell, transfer and deliver to AmeriPath, all of the issued and outstanding shares of capital stock of SLA, upon the terms and subject to the conditions set forth herein;

         WHEREAS, although the parties hereto have agreed as to the minimum value of SLA, they are not able to agree as to the total value of SLA, and thus the parties hereto have agreed to certain additional contingent purchase price consideration based upon the results of operations of SLA, as more fully set forth herein; and

         WHEREAS, upon the closing of the transactions contemplated by this Agreement, (i) SLA shall be and become a wholly-owned subsidiary of AmeriPath, and (ii) such wholly-owned subsidiary may be merged with and into another wholly-owned subsidiary of AmeriPath, AmeriPath Florida, Inc. ("AmeriPath Florida"), with AmeriPath Florida surviving such merger.

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, AmeriPath, the Sellers and SLA hereby agree, intending to be legally bound, as follows:

                                    ARTICLE I

                            PURCHASE OF CAPITAL STOCK

         1.1      Purchase and Sale of Capital Stock and Certain Assets.

                  (a) Subject to the terms and conditions of this Agreement, the Sellers agree to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery from the Sellers, all of the issued and outstanding capital stock of SLA (the "SLA Shares") owned or held by such Sellers, which number of SLA Shares to be sold and purchased hereunder is set forth opposite each such Seller's respective name on Schedule 1.1 attached hereto.

                  (b) Upon the sale, transfer and delivery to the Purchaser by the Sellers of the SLA Shares at the Closing (as such term is defined in Section 9.1 hereof), and in consideration therefor, AmeriPath shall deliver to the Sellers the following consideration in the aggregate (which aggregate consideration shall be divided between the Sellers in the amounts and as indicated on Schedule 1.1 attached hereto) (the "Purchase Price"):

                           (i) TEN MILLION TWO HUNDRED THIRTY SEVEN THOUSAND
                  FIVE HUNDRED DOLLARS ($10,237,500.00), by cashier's check or by wire transfer;

                           (ii) Certificates evidencing 75,834 shares of Common
                  Stock, par value $.01 per share, of AmeriPath (the "AmeriPath Stock");

                           (iii) Three (3) 7% Non-Negotiable Subordinated
                  Contingent Promissory Notes, in the form attached hereto as
                  Exhibit 1.1(C) (the "Contingent Notes"), in the aggregate maximum principal amount of FIVE MILLION SIX HUNDRED EIGHTY-SEVEN THOUSAND FIVE HUNDRED DOLLARS ($5,687,500.00)($1,895,833.33 for each Seller), the issuance and certain terms and conditions of which Contingent Notes are set forth in Section 1.2 below;

                           (iv) Up to 379,166 shares of AmeriPath Stock,
                  issuable over five years subject to the satisfaction of certain contingencies set forth in Section 1.3 hereof; and

                           (v) In accordance with the terms of this Section
                  1.1(b)(vi), the net proceeds (1/3 of such net amount to each Seller delivered by cashier's check or by wire transfer) of the sale of 5,500 shares of Florida Physicians Insurance Company ("the FPIC Shares") stock currently owned by SLA. Purchaser shall cause SLA to execute an order to sell the FPIC Shares within three (3) trading days of the date on which all restrictions on the transferability of such FPIC Shares are terminated, provided that such shares are listed for trading on a national exchange or quotation system at such time. In the event that the FPIC shares are freely tradeable by SLA and are listed for trading on a national exchange or quotation system but are not sold by December 20, 1996, then Purchaser shall pay to Sellers an amount equal to the Closing price per share of the FPIC Shares on the first trading day on which the FPIC Shares become freely tradeable by SLA, multiplied by 5,500, less applicable sales commissions, such amount to be paid one-third to each Seller.

                  (c) Upon the sale, transfer and delivery to the Purchaser by the Seidenstein, Levine Real Estate Partnership (the "Partnership") of all of the assets of the Partnership, other than the condominium unit with a common address 3949 Evans Avenue, Unit 403, Ft. Myers, Florida, relating to or utilized in the operation of (i) the hospital billing company and (ii) SLA (the "Assets"), Purchaser shall purchase and acquire the Assets from the Partnership at the Closing (as such term is defined in Section 9.1 hereof), and in consideration therefor, AmeriPath shall deliver to the Partnership cash equal to FOUR HUNDRED FIFTEEN DOLLARS ($415,000.00). The Partnership, by executing and delivering this Agreement, agrees to sell, transfer and convey the Assets to the Purchaser on the terms and conditions set forth in this
         Section 1.1(c), in Section 6.12 or elsewhere in this Agreement. Further, the Partnership agrees that promptly following the Closing it will deliver to Purchaser a complete schedule of the Assets.

                  (d) Documentary Stamp Taxes. The Purchaser hereby acknowledges that it is its belief that Florida law does not require the payment of documentary stamp taxes in connection with the execution and delivery of the Contingent Notes due to the contingent nature of the obligation. Notwithstanding the foregoing, the Purchaser agrees to pay any and all such documentary stamp taxes, or other similar taxes, if any, that may become due or payable in connection with the execution and delivery of the Contingent Notes or this Agreement, and the Purchaser agrees to indemnify and hold harmless the Sellers and SLA from and against any and all such taxes. The Purchaser shall also be responsible for and shall pay all Florida documentary stamp taxes due and payable and required to be affixed with respect to the contingent issuance of AmeriPath Stock. Notwithstanding anything else to the contrary in this Agreement, these obligations of the Purchaser shall survive for so long as there are any remaining obligations under the Contingent Notes and the contingent rights to receive AmeriPath Stock.

         1.2      The Contingent Notes.

                  (a) Principal Amounts; Issuance. The aggregate maximum principal amount of the Contingent Notes to be issued and delivered by the Purchaser to the Sellers pursuant to Section 1.1(b)(iii) hereof at the Closing shall be FIVE MILLION SIX HUNDRED EIGHTY-SEVEN THOUSAND FIVE HUNDRED DOLLARS ($5,687,500.00) ($1,895,833.33 for each Seller). At the Closing, the Purchaser shall deliver to each Seller a Contingent Note, with the final payment thereon, if applicable, due on December 31, 2001, which Contingent Note shall be in the form of Exhibit 1.2 hereto. The Contingent Notes shall be due and payable in the applicable principal amount (with applicable interest) specified in or calculated pursuant to this Agreement, the Contingent Notes and the Annexes to such Contingent Notes (the "Appropriate Principal Amount") corresponding to a target range of Operating Earnings (as defined below) or Cumulative Operating Earnings (as defined below), as the case may be, specified in the Contingent Notes and the Annexes thereto, with respect to each of the five 12-calendar month periods ending September 30, from 1997 through 2001, if, and only if, (i) with respect to the twelve months ending September 30, 1997, Operating Earnings for such year equal or exceed the specified minimum target amount of $1,820,001.00 (the "Year-1

         Minimum Target") subject to Section 1.2(b)(iv) and (d) hereof, or, (ii) with respect to the 24 month period ending September 30, 1998, the 36 month period ending September 30, 1999, the 48 month period ending September 30, 2000 and the 60 month period ending September 30, 2001, Cumulative Operating Earnings for such periods equal or exceed $3,640,002.00, $5,460,003.00, $7,280,004.00 and $9,100,005.00,
         respectively (together with the Year-1 Minimum Target, as relevant to the applicable period, the "Minimum Targets") subject to Section 1.2(b)(iv) and (d) hereof. For each of the five 12-calendar month periods ending September 30, from 1997 through 2001 for which Operating Earnings or Cumulative Operating Earnings, as the case may be, are less than the applicable Minimum Target (subject to Section 1.2(b)(iv) and (d) hereof, no principal payment(s) shall be required, due or made under the Contingent Notes, with respect to that period, and any and all interest with respect thereto or accrued thereon, which otherwise would have become due or payable had the applicable Minimum Target been achieved for such period, shall be canceled and voided. Notwithstanding anything to the contrary herein or in the Contingent Notes, the aggregate maximum principal amount due or payable under the Contingent Notes shall not exceed $5,687,500.00.

                  (b)      "Operating Earnings"; "Cumulative Operating
                           Earnings".

                           (i) Definition of "Operating Earnings". For purposes
                  hereof (and Section 1.3 and the Contingent Notes), the term "Operating Earnings", with respect to any period, shall mean the income of or attributable to SLA, which following the Closing shall become a division of AmeriPath, or AmeriPath Florida, named the Southwest Florida Division (as defined below), for such full twelve month period (i.e., October 1 through September 30), before deduction for (in each case, with respect to SLA or the Southwest Florida Division (as defined below)) (i) interest paid in such year, (ii) income tax payable for such year, (iii) charges for amortization of goodwill, including without limitation any amortization of goodwill recorded in connection with this transaction or amortization of any payments made under the Contingent Notes,
                  (iv) severance pay, if any, that is payable to a Seller as a result of a termination of such Seller pursuant to his Employment Agreement with AmeriPath Florida or its permitted assign, and (v) any fees or expenses incurred by SLA in connection with the transactions contemplated by this Agreement. With respect to the first twelve month period, such period shall be deemed to have started on October 1, 1996 (despite the date of this Agreement or the Closing Date). Purchaser agrees that certain non-recurring expenses that were not incurred in the ordinary course of business and are listed on Schedule 1.2(b) hereof have been incurred by SLA since October 1, 1996 and prior to the date hereof and such expenses will not be excluded for purposes of calculating Operating Earnings and the Profitability Percentage (defined below) for such initial 12-month period. All such calculations shall be determined in accordance with GAAP (as defined in Section 12.3 hereof) applied by the Purchaser on a consistent basis. For purposes hereof (and Section 1.3 and the Contingent Notes), the term "SLA," with respect to Operating Earnings or Cumulative Operating Earnings, shall mean and include the business, operations, contracts, assets and liabilities of SLA (as such is constituted immediately prior to the Closing), which following the Closing shall consist of the business, operations, contracts, assets and liabilities of, and the results of operations, revenues and expenses associated with, (i) the contracts with hospitals, medical facilities and other parties within the SLA Territory (defined below) in effect from time to time, to which SLA, prior to the Closing, and AmeriPath Florida, following the Closing, is a party, and which are serviced by the employees who from time to time are employed by AmeriPath Florida and who work within the Southwest Florida Division (as defined below) (collectively, such employees being referred to herein as the "SLA-Based Employees"), or
                  (ii) AmeriPath Florida's (or such other applicable AmeriPath Affiliates) employment of, and employment agreements with, any and all SLA-Based Employees. For purposes hereof (and Section
                  1.3 and the Contingent Notes), the term "Southwest Florida Division" shall mean and include that portion of the business and operations of AmeriPath Florida (or such other applicable AmeriPath Affiliate) which, prior to consummation of the transactions contemplated by this Agreement, constituted the business and operations of Drs. Seidenstein, Levine and Associates, Inc. within the SLA Territory, as same may change and increase from time to time subsequent to the Closing. Steven E. Levine, M.D., shall be the Managing Director of the Southwest Florida Division for the later of (i) the duration of the Contingent Notes, or (ii) his employment term with AmeriPath or AmeriPath Florida.

                           (ii) Calculation of Operating Earnings. A statement
                  of the Operating Earnings, Cumulative Operating Earnings, as well as Sellers' entitlement to any payments under the Contingent Notes or AmeriPath Stock under the Stock Rights, prepared by AmeriPath senior management, will be delivered to the Sellers as soon as practicable following the end of each applicable 12-month period, but in all events within 90 days after the end of each such period. If AmeriPath's computation provides that Sellers are entitled to payments under the Contingent Notes, then the Appropriate Principal Amount (together with accrued and unpaid interest thereon) that each Seller is entitled to under the Contingent Notes shall be paid within five (5) days of delivery of this statement. If any Seller wishes to challenge the calculation of Operating Earnings as set forth in the statement, he may do so by giving written notice of such objection (the "Objection Notice") to AmeriPath, signed by the Seller, within 40 days after receipt of such statement of Operating Earnings. The Objection Notice shall set forth in reasonable detail the Seller's calculation of Operating Earnings (or Cumulative Operating Earnings, as the case may be). If an Objection Notice is so timely delivered to AmeriPath, AmeriPath and the objecting Seller shall use their best efforts to resolve as soon as practicable any difference of opinion. If they are unable to resolve such difference within 20 days after receipt by AmeriPath of the Objection Notice from the Sellers, the matter shall be referred to the independent public accounting firm who then audits the annual financial statements of AmeriPath, whose decision shall be rendered within 30 days and shall be binding on all parties, unless either party decides to dispute the computation through arbitration pursuant to Section 12.15 of this Agreement. If none of the Sellers timely deliver an Objection Notice to AmeriPath, then AmeriPath's statement of Operating Earnings and Cumulative Operating Earnings shall be binding upon the Sellers. If any Seller fails to deliver an Objection Notice, then AmeriPath's statement of Operating Earnings shall be binding with respect to such Seller, regardless of the outcome of a dispute, if any, between another Seller and the Purchaser. If the Sellers object to the calculation of Operating Earnings or Cumulative Operating Earnings for the purpose of determining compliance with this Section, the difference between the Appropriate Principal Amount of the Contingent Notes for such period and the amount, if any, actually paid and accompanying the AmeriPath statement, shall be paid within ten (10) days after resolution of the dispute with respect to such calculation to the extent, and solely to the extent, that such resolution indicates that any such amount remains unpaid.

                           (iii) Cumulative Operating Earnings. For purposes
                  hereof, the term "Cumulative Operating Earnings" shall mean and include, with respect to the 24 month period ending September 30, 1998, the 36 month period ending September 30, 1999, the 48 month period ending September 30, 2000 and the 60 month period ending September 30, 2001, the Operating Earnings of SLA, on a cumulative basis, from October 1, 1996 through the end of such period (e.g., the Cumulative Operating Earnings for the period ending September 30, 1998 shall equal the Operating Earnings, on a cumulative basis, from October 1, 1996 through and including September 30, 1998 (i.e., twenty four full months of Operating Earnings would be included)).

                           (iv) Minimum Target Adjustments. For purposes of
                  calculating Operating Earnings, or Cumulative Operating Earnings, as the case may be, in the event that AmeriPath intentionally (and without the consent of the Sellers) terminates, or fails to negotiate in good faith and allows to expire, any profitable SLA hospital or medical facility Contract in Lee, Charlotte, Collier or Sarasota Counties, Florida (the "SLA Territory"), and AmeriPath does not replace that Contract with a Contract of substantially similar or greater value within 60 days, or if AmeriPath benefits from a contract amendment affecting its operations outside of the Southwest Florida Division in return for an unfavorable amendment to a contract in the SLA Territory, the Minimum Targets (but not the Appropriate Principal Amounts) shall be reduced to reflect the lost earnings from such Contract; and should AmeriPath assign a hospital Contract existing between AmeriPath or an AmeriPath Affiliate and a facility as of the Closing Date within the SLA Territory to the Southwest Florida Division, the Minimum Targets shall be increased to reflect additional earnings from the new Contract to neutralize the effect of such termination, expiration, amendment or assignment. The Minimum Targets may also be adjusted as set forth in Section 1.2(d) below. Notwithstanding or in any way limiting the definition set forth above in Section 1.2(b)(i), the income attributable to SLA for purposes of computing Operating Earnings and Cumulative Operating Earnings shall include all revenues derived from services performed or originated within the SLA Territory, other than revenues derived from AmeriPath accounts (the "Existing AmeriPath Accounts") existing on the Closing Date (which accounts are all listed on Schedule 1.2(b)(i)), and the hospital contracts held by the Other Practice (as defined in Section 1.2(b)(v) below) on the Closing Date, provided that services performed on such Existing AmeriPath Accounts or hospital contracts are not performed by the SLA-Based Employees. If services are performed on Existing Ameripath Accounts by SLA-Based Employees, revenue from such service shall be attributed to the Southwest Florida Division. Costs, charges and expenses associated with revenues attributable to the Southwest Florida Division, including inter-company charges for the technical/processing fee, if the originating work is not processed by the Southwest Florida Division, at the best available price, shall also be attributed to SLA. For purposes hereof, services shall be deemed to have been "performed" or "originated" within the SLA Territory if the address or zip code of the referring physician's office, the performing or referring facility is within the SLA Territory. Sellers shall have access to Purchaser's information or other available systems or records with respect to data on referring physicians. In the event that Purchaser controls the billing and collection process for the Southwest Florida Division, Purchaser shall use its best efforts to maintain a collection ratio consistent with that of SLA during the 12 months prior to the Closing Date, allowing for future negotiated contractual adjustments and consistent with AmeriPath's policies. AmeriPath shall make its books and records available, upon reasonable notice, so that the Sellers can verify the proper calculation of Operating Earnings during any time that the Contingent Notes remain outstanding. Sellers shall have the right to audit the records of AmeriPath. As prepared by AmeriPath in the normal course of business, or upon the request of the Managing Director of the Southwest Florida Division, Sellers shall be entitled to receive any AmeriPath reports with respect to services performed on behalf of referring physicians and the entities that perform such services. In addition, the Managing Physician may download available information from AmeriPath for purpose of extracting information and preparing reports on other systems.

                           (v) Anatomic Pathology Reference Lab and Office-Based
                  Revenues. To align the incentives of all AmeriPath Pathologists operating within the SLA Territory, if AmeriPath closes on its acquisition of another pathology practice in the SLA Territory (the "Other Practice"), the Southwest Florida Division shall be credited with 45% (the "SFD Percentage") of the gross revenues derived by AmeriPath for all anatomic pathology reference lab and office-based services performed in, or originating out of, the SLA Territory (the "Reference-Office Revenues"), and the Other Practice shall be credited with 55% of the Reference-Office Revenues. After the closing, AmeriPath will provide Sellers with documentation substantiating the 45%/55% allocation described herein. If Sellers do not agree that such 45%/55% allocation is fair and accurate or, alternatively, agree upon another allocation of the Reference-Office Revenues, then this provision shall be void and each of the Southwest Florida Division and the Other

                  Practice will be credited with their own respective Reference-Office Revenues. If, however, the percentages are set in accordance with this Section 1.2(b)(v), and the Southwest Florida Division is ever, during any 12-consecutive month period commencing on October 1, and ending on the following September 30th (a "Period"), responsible for actually generating Reference-Office Revenues in an amount equal to 20 percentage points less than, or 20 percentage points more than, the SFD Percentage, then the "SFD Percentage" shall, for such Period and all subsequent Periods (unless another adjustment is effectuated hereunder), become such higher or lower percentage, and the lower and upper ranges of such new SFD Percentage for purposes of any subsequent adjustments shall be equal to the new SFD Percentage, less 20 percentage points, and the new SFD Percentage plus 20 percentage points, respectively. By way of illustration and not of limitation, if the Southwest Florida Division actually generated 66% of the Reference-Office Revenues for any given applicable Period, the SFD Percentage shall, for such Period and all subsequent Periods (unless another adjustment is effectuated hereunder) become 66%. For subsequent adjustments thereafter, if any, the lower range will be 46% (i.e. 66% - 20%) and the upper range will be 86% (i.e. 66% + 20%). Notwithstanding the definition of Operating Earnings in this Section 1.2 and elsewhere in this Agreement, if AmeriPath acquires the Other Practice, and a percentage allocation of Reference-Office Revenues is set pursuant to this Section 1.2(b)(4), then the "Operating Earnings" for any Period (or portion thereof) commencing after the allocation is implemented shall be equal to the Adjusted Gross Revenues, defined below, multiplied by the Profitability Percentage, defined below. The "Adjusted Gross Revenues" shall mean the sum of (i) the Reference-Office Revenues allocated to the Southwest Florida Division hereunder, and (ii) all other gross revenues of the Southwest Florida Division, excluding all Reference-Office Revenues of the Southwest Florida Division. The "Profitability Percentage" shall be equal to one minus a fraction, the numerator of which is all of the expenses attributable to the Southwest Florida Division (as described in this Agreement), and the denominator of which will be the actual gross revenues of the Southwest Florida Division without any reallocation. If, during any twelve month period, the Reference-Office Revenues allocated to the Southwest Florida Division fall within the applicable ranges so that there is no adjustment to the SFD Percentage, but either the Other Practice or the Southwest Florida Division believe that there should be a reallocation of the expenses incurred by the Southwest Florida Division and the Other Practice in generating the Reference-Office Revenues, because the allocation of such revenues utilizing the SFD Percentage was materially different from the actual performance of the two divisions, then the Sellers, on the one hand, or the Other Practice, on the other hand, may, by sending written notice to AmeriPath, cause a representative of the selling shareholders of the Other Practice a representative of the Sellers to meet and discuss the disproportionately incurred expenses. The parties may by mutual agreement, but are not in any way obligated to, decide to reallocate between the Other Practice and the Southwest Florida Division, the expenses incurred in generating their respective Reference-Office Revenues, prior to performing the computation of Operating Earnings as described herein. "Reference-Office Revenues" shall be defined as gross revenues derived from all anatomic pathology professional and/or technical services including surgical pathology, gynecologic and non-gynecologic cytology, bone marrow biopsies, aspirates and peripheral smear studies, special stains and procedures including but not limited to immunoperoxidase, immunofluorescence, and decalcification that are performed on any patient, specimen or sample referred or originating from any physician's office, regardless of the physician's employer (e.g. an independently practicing physician, or a physician employee of an insurance company, or managed care plan, or hospital), any free-standing ambulatory surgery center, or by way of a reference lab service contract (e.g. Smith Kline, Labcorp). Reference-Office Revenues shall not include services provided for patients, on specimens or samples referred or originating from a hospital in-patient or out-patient facility or ambulatory surgery facility that has a majority ownership interest held by a hospital, or subsidiary or other affiliate of a hospital. In addition, Reference-Office Revenues shall not include revenues derived from clinical laboratory services. The parties hereto agree that subsequent to the closing of the acquisition of the Other Practice, they shall mutually agree on adjustments to the fee schedules of the respective practices in order to develop a substantially similar fee schedule for purposes of the calculations set forth in this Section 1.2(b)(v).

                  (c) Effect of Sale on Contingent Notes. Should any Person (as such term is defined in Section 12.3 hereof) acquire AmeriPath, whether by means of a merger with or into AmeriPath or the acquisition of all or substantially all of the stock or assets of AmeriPath (an "AmeriPath Acquisition"), then, with respect to the Contingent Notes, as a condition to consummation of the AmeriPath Acquisition, the acquiring Person shall be required to either (i) acknowledge and guarantee AmeriPath's ongoing obligations under the Contingent Notes or (ii) assume the obligations under the Contingent Notes, with AmeriPath remaining liable if it survives the transaction.

                  (d) Effect of Acquisitions on Contingent Notes. In the event that AmeriPath acquires one or more Persons or businesses, Operating Earnings will be calculated without including (i) the income generated by, or expenses incurred in connection with, the acquisition or the acquired Person or business (except the anatomic pathology and reference laboratory and office-based revenues pursuant to Section 1.2(b)(v)), and (ii) any selling, general administrative, or other expenses which do not relate to SLA or its business (except to the anatomic pathology and reference laboratory and office-based revenues pursuant to Section 1.2(b)(v)). Notwithstanding anything to the contrary herein, in the event AmeriPath or an AmeriPath Affiliate so acquires one or more Persons or businesses within the SLA Territory, the Minimum Targets shall be decreased by 12% of the net revenues of such acquired Person or business (i) during the applicable 12-month period utilized to compute the valuation of such acquired Person, or
         (ii) if no such computation was utilized, then during the 12-calendar months preceding the calendar month on which AmeriPath entered into a binding agreement with such acquiree. However, in no event shall Minimum Target be reduced pursuant to this Section 1.2(d) to less than $1,365,001, $2,730,002, $4,095,003, $5,460,004, and
         $6,825,005 for periods ending September 30, 1997, September 30, 1998, September 30, 1999, September 30, 2000, and September 30, 2001, respectively. Any such reduction shall be calculated within 30 days after the closing date of the acquisition to which it applies. If such an acquisition occurs during a 12-month period, then the reduction shall be applicable to the Minimum Target for that portion of the 12-month period that remains after the acquisition and all subsequent 12-month periods. The Applicable Stock Amount for Operating Earnings or Cumulative Operating Earnings, as applicable, that fall within such reduced range utilizing the new Minimum Target shall be equal to the lowest Applicable Stock Amount for such period as set forth on Schedule 1.3, less 5.55 x ([the difference between (i) the lowest stated Operating Earnings or Cumulative Operating Earnings, as applicable, on the appropriate Annex to the Contingent Notes, and (ii) the actual amount of Operating Earnings or Cumulative Operating Earnings, as applicable, for such period]/100).

                  (e) Interest. The Contingent Notes shall bear interest from the date of issuance until maturity, computed on the basis of a 360-day year and the actual number of days elapsed, on the unpaid Appropriate Principal Amount thereof at the rate of seven percent (7.0%) per annum. Interest shall accrue and compound annually, and shall be payable only upon payment of principal, if any. In the event Operating Earnings or Cumulative Operating Earnings are less than the applicable Minimum Target for any given year, interest on the principal amount of the Contingent Notes for such year shall be canceled and voided.

                  (f) Maturity, Redemption and Prepayments. For each period for which Operating Earnings or Cumulative Operating Earnings equal or exceed the applicable Minimum Target, the Appropriate Principal Amount of the Contingent Notes, together with interest accrued on such Appropriate Principal Amount, shall become due and payable and shall be paid as provided in subparagraph (a) above. If, in the reasonable judgment of a majority of the full Board of Directors of AmeriPath (which judgment is made based upon the advice of counsel), it is determined that the Contingent Notes, or the holding of the Contingent Notes by the Sellers, may violate any Regulation or Order of any Authority (as such terms are defined in Section 12.3), then, at AmeriPath's sole discretion (as recommended by counsel to Ameripath), the Contingent Notes may be immediately converted into non-contingent promissory notes, payable in the amounts and at the time intervals that would be applicable pursuant to the Contingent Notes if the Operating Earnings for the then current 12-month period, and each of the subsequent 12- month periods, of the Contingent Notes were equal to the average of the Operating Earnings for all prior full 12-month periods of the Contingent Notes, provided if such decision occurs during the first two 12-month periods (i.e. prior to September 30, 1998), then the Operating Earnings for each 12-month period for purposes of computing future payments under this Section 1.2(f) shall be deemed to be $2,275,000. If AmeriPath in good faith deems there to be a legal problem with Sellers holding any promissory notes of AmeriPath, even non-contingent notes, then AmeriPath will pay the Sellers in one lump sum the total principal amounts that would be payable over time pursuant to the preceding sentence along with interest computed through the date of such payment. AmeriPath shall indemnify the Sellers from any and all costs, damage, losses, or expenses, that may arise as a result of the Contingent Notes violating any Regulation or Order of any Authority. In its sole and absolute discretion, AmeriPath may prepay the Contingent Notes by paying, in the aggregate, $568,750.00 for each year (or portion thereof) remaining under the Contingent Notes, along with applicable interest as of the date of prepayment. AmeriPath shall give the Sellers irrevocable written notice of any prepayment permitted hereunder not less than three (3) business days prior to the prepayment date, specifying such prepayment and the amount of the Contingent Notes proposed to be prepaid on such date, whereupon such principal amount of the Contingent Note specified in such notice, together with accrued interest thereon, shall become due and payable on the prepayment date. The aggregate amount of each partial prepayment shall be allocated among each of the holders of the Contingent Notes at the time outstanding pro rata in proportion to the unpaid principal amounts of the Contingent Notes held by each of such holders.

                  (g) Payments. All payments of principal (including any prepayments or redemptions), and interest under the Contingent Notes shall be made by AmeriPath in lawful money of the United States of America in immediately available funds (or at the written request of the holders thereof, by cashier's or bank check) not later than twelve o'clock noon, Miami, Florida time, on the date each such payment is due. To the extent calculation of any payment amounts (whether principal, interest or otherwise) results in fractions of a cent, the amount shall be rounded down to the nearest whole cent.

                  (h) Subordination; Subordination Agreement. The Contingent Notes shall be subordinate and junior in right of payment to certain senior indebtedness pursuant to a subordination agreement (the "Subordination Agreement"), by and among AmeriPath's senior lenders and each of the holders of promissory notes of AmeriPath. As a condition to AmeriPath's obligations under the Contingent Notes, the Sellers agree to execute and deliver appropriate documents and agreements evidencing the subordination of the Contingent Notes to such senior indebtedness of AmeriPath.

                  (i) Notes Non-negotiable. The Contingent Notes shall be non-transferable and non-negotiable other than by will or the laws of intestate succession.

                  (j) Right of Set-Off on Sellers' Contingent Notes. With respect to the Contingent Notes, AmeriPath shall have the right, following prior written notice to any Seller, to set-off against principal or interest payable under the Contingent Notes the amount of any indemnification payment owed under Article XI hereof. Such notice shall state with reasonable specificity the good faith basis for AmeriPath's right to such indemnification payment, and a copy of such notice shall also be sent to each director of AmeriPath. Each Seller shall have the right to respond to such notice, and if any Seller requests that the exercise of such right of set-off be considered and approved by the Board of Directors, then such right shall not be exercised unless considered and approved by a majority of the full Board of Directors. If within 21 days after receipt of such notice of set-off, the Seller contests in writing (sent to AmeriPath) AmeriPath's claim of indemnification under Article XI hereof, then the amount which AmeriPath would otherwise have paid to the Seller but for the exercise of such right of set-off shall be paid into an interest bearing escrow account maintained by a bank selected by AmeriPath, to be held in such account until AmeriPath and the Seller have reached agreement as to the amount, if any, of such indemnification payment and set-off, or until there has been a binding resolution of such matter in an arbitration held pursuant to Section 12.16 below, at which time the amount held in such segregated account, together with any interest accrued thereon, shall be released to the prevailing party and possibly with a portion distributed to the non-prevailing party, as and to the extent agreed upon or instructed by the arbitrator. AmeriPath and the Seller agree that they will use their best efforts to resolve any such dispute within 30 days of receipt of notice by AmeriPath of the Seller's objection to the set-off.

                  (k) Defaults. The Sellers shall be entitled to the benefit of the Events of Default set forth in the form of Contingent Notes.

                  (l) Conflict. To the extent there is any conflict or inconsistency between the terms of this Agreement and the terms specified in the Contingent Notes, the terms specified in the Contingent Notes shall govern and prevail, provided, however, much of the text of this Agreement, and in particular this Section 1.2, expands upon, but does not expressly conflict with, the terms of the Contingent Notes, and such expansive language herein shall not be deemed a conflict.

         1.3 Contingent Issuance of AmeriPath Stock. As additional purchase price consideration, the Purchaser shall issue to the Sellers, subject to the conditions and restrictions set forth in this Section 1.3 (the "Stock Rights"), up to an aggregate maximum of 379,166 shares of AmeriPath Stock (to be divided among the Sellers as set forth on Schedule 1.1 hereof). Upon achieving the range (the "Applicable Range") of Operating Earnings or Cumulative Operating Earnings, as the case may be, set forth on Schedule 1.3 hereto and as addressed in this
Section 1.3, with respect to each period commencing with the twelve month period ending September 30, 1997 through the sixty month period ending September 30, 2001, AmeriPath shall deliver, in the aggregate, certificates evidencing the corresponding number of shares of AmeriPath Stock indicated on Schedule 1.3 hereto (the "Aggregate Stock Amount") to the Sellers (and to each Seller (the "Applicable Stock Amount")) as so indicated, which shares shall be subject to the terms, conditions and restrictions set forth in this Section 1.3 and on such
Schedule 1.3.

                  (a) Delivery; Right to Contingent Issuance Subject to Cancellation. Certificates for shares representing the Applicable Stock Amount shall be delivered on or before each January 15 following each 12-month period that the Applicable Range of Operating Earnings or Cumulative Operating Earnings, as the case may be, has been achieved, if, and only if, (i) with respect to the twelve months ending September 30, 1997, Operating Earnings equal or exceed a minimum target amount of $1,820,001.00 (the "First Year Minimum Stock Target") or, (ii) with respect to the 24 month period ending September 30, 1998, the 36 month period ending September 30, 1999, the 48 month period ending September 30, 2000 and the 60 month period ending September 30, 2001, Cumulative Operating Earnings for such periods equal or exceed $3,640,002.00, $5,460,003.00,

         $7,280,004.00 and $9,100,005.00, respectively (together with the First Year Minimum Stock Target, as relevant to the applicable period, the "Minimum Stock Targets"), subject to the same adjustments as those to the Minimum Targets, set forth in Sections 1.2(b)(iv) and (d), substituting "Minimum Stock Target" for "Minimum Target" therein. If any Seller contests the amount of AmeriPath Stock paid to the Seller pursuant to this Section 1.3, the contest and resolution of same shall be initiated and resolved in the same manner described in Section 1.2(b)(ii) above, with payment of the AmeriPath Stock, if any after any such dispute paid within 10 days after such resolution in the same manner as payment under the Contingent Notes.

                  (b) Effect of Sale on Stock Rights. In the event of an AmeriPath Acquisition (as such term is defined in Section 1.2(c)), then, with respect to such Stock Rights that have not theretofore been canceled or voided because the Minimum Stock Target was not or has not been met for the period in question, as a condition to consummation of the AmeriPath Acquisition, each Seller shall have the option to either
         (i) require that the acquiring Person assume the obligations under the Stock Rights by converting the rights to receive AmeriPath Stock into rights to receive stock in the acquiring Person (of substantially equivalent value, based upon acquisition value, as determined in good faith by the Board of Directors of AmeriPath) or (ii) convert the Stock Rights into a subordinated promissory note payable with interest at prime plus two percent in a principal amount equal to the "stated value" (as defined below) of the Stock Rights remaining outstanding at the time of such acquisition. For purposes of this Section 1.3(b), the "stated value" of the Stock Rights shall be $15.00 multiplied by the number of shares that would be due and owing in the future if the Operating Earnings for the current 12- month period and each of the subsequent 12-month periods of the Stock Rights are equal to the average of the Operating Earnings for all prior full 12-month periods of the Stock Rights, provided, if such AmeriPath Acquisition occurs during the first two 12-month periods, (i.e.occurs before September 30, 1998), then the annual Operating Earnings for purposes of computing the payment hereunder shall be deemed to be $2,275,000.

                  (c) Effect of Acquisitions on Stock Rights. In the event that AmeriPath acquires one or more Persons or businesses, Operating Earnings will be calculated without including (i) the income generated by, or expenses incurred in connection with, the acquisition of the acquired Person or business (except the anatomic pathology and reference laboratory and office-based revenues pursuant to Section 1.2(b)(v)), and (ii) any selling, general administrative or other expenses which do not relate to SLA or its business (except the anatomic pathology and reference laboratory and office-based revenues pursuant to Section 1.2(b)(v)). Notwithstanding anything to the contrary herein, in the event AmeriPath or an AmeriPath Affiliate so acquires one or more Persons or businesses within the SLA Territory, the Minimum Stock Target shall be decreased in the same manner as the Minimum Targets pursuant to Section 1.2(d), substituting "Minimum Stock Targets" for "Minimum Targets." The Applicable Stock Amount for Operating Earnings or Cumulative Operating Earnings, as applicable, that fall within such reduced range utilizing the new Minimum Stock Target shall be equal to the lowest Applicable Stock Amount for such period as set forth on Schedule 1.3, less 5.55 shares x the difference between (i) the lowest stated Operating Earnings or Cumulative Operating Earnings, as applicable, on the appropriate chart to Schedule 1.3 and (ii) the actual amount of Operating Earnings or Cumulative Operating Earnings, as applicable, for such period.

                  (d) Termination of Stock Rights; Call on AmeriPath Stock. For each period for which SLA's Operating Earnings, or Cumulative Earnings, as the case may be, exceed the Minimum Stock Target, the corresponding Applicable Stock Amount shall become earned and shall be delivered as provided in subparagraph (a) above. If, in the reasonable judgment of a majority of the full Board of Directors of AmeriPath (which judgment is based upon the advice of counsel), it is determined that the Stock Rights, or the holding of the AmeriPath Stock by the Sellers, may violate any Regulation or Order of any Authority, then, at AmeriPath's sole discretion and option (as recommended by counsel to Ameripath),
         (i) the Stock Rights may be canceled upon the issuance to Sellers of the number of shares of AmeriPath Stock that Sellers would be entitled to pursuant to this Section 1.3 if the Operating Earnings for the current 12-month period and each of the subsequent 12-month periods through September 30, 2001 were equal to the average of the Operating Earnings for all prior full 12-month periods, provided if such a determination is made during the first two 12-month periods (i.e. before September 30, 1998) then the Operating Earnings for each 12-month period, for purposes of computing the amount of shares of AmeriPath Stock payable to the Seller(s) hereunder, shall be deemed to be $2,275,000, or (ii) if it is determined that ownership of AmeriPath Stock by Sellers could violate a Regulation or Order, then the Stock Rights may be canceled and all outstanding shares of AmeriPath Stock issued to or held by the Sellers (and all AmeriPath Stock that would have been issued to Sellers if AmeriPath had elected to proceed under "(i)" of this Section 1.3(d)) may be redeemed or purchased by AmeriPath (the "Call"), and the Sellers hereby irrevocably and unconditionally agree to sell such stock to AmeriPath upon any such Call, at the greater of (i) $15 per share of AmeriPath Stock, or (ii) if AmeriPath Stock is publicly traded on a national exchange, the average closing price for AmeriPath Stock on the applicable exchange for the ten consecutive trading days immediately preceding the date of AmeriPath's determination to call the AmeriPath Stock and Stock Rights. AmeriPath shall give the Sellers written notice of any such election not less than three (3) business days prior to the closing date of such event, specifying such termination and/or Call and the amount to be paid for the AmeriPath Stock on the closing date specified therein, whereupon such amount specified in such notice, upon receipt by AmeriPath of the certificates therefor at the closing thereof, shall be paid to the Sellers.

                  (e) Payments; Certificates. All payments for AmeriPath Stock or Stock Rights which is "called" by AmeriPath pursuant to Section 1.3(d) shall be made by AmeriPath in lawful money of the United States of America in immediately available funds (or at the written request of the Sellers, by certified or bank check) after proper tender by each Seller of certificates representing all of the AmeriPath Stock owned by such Seller, duly endorsed for transfer to the Purchaser, together with stock powers duly executed in blank. Any and all liens, claims, encumbrances or other restrictions with respect to the

         AmeriPath Stock so called shall be satisfied and released, to the reasonable satisfaction of AmeriPath, prior to closing on the purchase thereof. To the extent calculation of any payment amounts results in fractions of a cent, the amount shall be rounded down to the nearest whole cent.

                  (f) Transferability; Shareholders' Agreement. The AmeriPath Stock and the Stock Right are not transferable by the Sellers other than by will or the laws of intestate succession, in accordance with Purchaser's Shareholders' Agreement, or in accordance with applicable securities laws including but not limited to Rule 144. All shares of AmeriPath Stock issued at Closing or pursuant to the Stock Right shall be subject to the Purchaser's Shareholders' Agreement (as defined in Section 7.9) relating to the AmeriPath Stock and related and other matters, including, but not limited to, any restrictions on transferability, any rights of first refusal and any option of the Purchaser to purchase such shares. Sellers shall have the rights and obligations of a Common Shareholder pursuant to the Shareholders' Agreement. As a condition to the issuance of shares of AmeriPath Stock in connection with any Stock Rights (and at AmeriPath's option, at each issuance), the Sellers shall execute and deliver to the Purchaser a counterpart to the Shareholders' Agreement, in form and substance reasonably satisfactory to AmeriPath and Sellers, and the Sellers shall make such commercially reasonable representations and execute such certificates as AmeriPath may reasonably require, including representations similar to those made in Section 2.25 hereof.

                  (g) Legend. Each and every stock certificate representing shares of AmeriPath Stock issued to the Sellers pursuant to the Stock Right shall bear the following (or similar) restrictive legend, together with such other legend(s) as the Purchaser shall in its discretion deem appropriate, provided such additional legends may not contain any restrictions on Sellers, unless imposed by this Agreement, the Purchasers' Shareholders' Agreement, or applicable law:

                  "The shares represented by this certificate (the "Shares") are subject to each and every one of the terms, conditions and restrictions set forth in the Shareholders' Agreement of AmeriPath, Inc. dated February 29, 1996 (the "Shareholders' Agreement"), as amended, including, but not limited to, any restrictions on transferability, any rights of first refusal and any option of AmeriPath, Inc. to "call" or purchase such Shares, and may not, in whole or in part, be sold, transferred, pledged, gifted, hypothecated or otherwise disposed of in any manner other than in accordance with the terms of the Shareholders' Agreement, a copy of which is on file and available for inspection at the principal offices of AmeriPath, Inc. presently located at 800 Cypress Creek Road, Suite 200, Fort Lauderdale, Florida 33334."

                  (h) Antidilution; Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the stockholders of the Purchaser, the number of shares of AmeriPath Stock covered by the Stock Right, the price per share and the aggregate number of shares which have been authorized for issuance hereunder, shall be proportionately adjusted for any increase or decrease in the number of issued shares of AmeriPath Stock resulting from a stock dividend or through any recapitalization, reclassification, stock split-up, combination or exchange of shares (other than any such combination or exchange of AmeriPath Stock through which shares are issued to effect an acquisition of another Person. Such adjustment shall be reasonably made by the Board of Directors of AmeriPath, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Purchaser of shares of stock of any class, or securities convertible into shares of stock of any class (whether in connection with an acquisition, employee benefit, stock or stock option plan, private or public offering of securities, or otherwise), shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of AmeriPath Stock subject to this Stock Right. Price per share calculations used in this Agreement shall also be adjusted to reflect changes in the capitalization of the Purchaser such that (on an aggregate basis) the value of such shares before the adjustment event shall equal the value of such shares immediately after such adjustment event.

                  (i) Reservation of Shares. The Purchaser will at all times reserve for issuance and delivery all shares of AmeriPath Stock from time to time receivable by Sellers hereunder. All such shares shall be duly authorized and, when issued, shall be validly issued, fully paid and non-assessable and free of all preemptive rights.

                  (j) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued hereunder, but the Purchaser shall round down to the nearest whole number the number of shares of AmeriPath Stock required to be issued and delivered in accordance with Schedule 1.3.

                  (k) Rights of the Sellers. The Sellers shall not, solely by virtue of the Stock Rights, be entitled to any rights of a stockholder in the Company, either at law or in equity, until AmeriPath Stock is issued and delivered to the Sellers and the rights of the Sellers are limited as expressed in this Agreement.

                  (l) Failure to Deliver. If the Sellers become obligated to sell any AmeriPath Stock to the Purchaser as a result of the exercise of a Call under this Agreement or otherwise, and a Seller fails to deliver such stock (or the certificates evidencing such stock) in accordance with the terms of this Agreement, the Purchaser may, at the sole and absolute discretion of the Board of Directors of AmeriPath, in addition to all other remedies available to the Purchaser, tender to such Seller the purchase price for such shares as is herein specified. Upon tender of such purchase price to such Seller, the Purchaser, upon written notice to such Seller, may cancel on its books the certificate or certificates evidencing the shares of AmeriPath Stock so called, and thereupon all of the Seller's rights in and to such AmeriPath Stock shall terminate.

                  (m) Put Option of Sellers. Notwithstanding anything to the contrary set forth in this Agreement, each Seller shall have an exclusive and irrevocable option, exercisable by notice to the Purchaser given no later than February 15, 2002 (or, with respect to disputed amounts only, if any, within thirty (30) days after the resolution of a dispute with respect to the final contingent payments), to sell to the Purchaser for $15.00 per share (and thus to require the Purchaser to purchase) all, but not less than all, of the AmeriPath Stock owned or held by such Seller(s), if, and only if, the AmeriPath Stock is not, on such date, traded on the American Stock Exchange, New York Stock Exchange, or quoted on the Nasdaq National Market. The Purchaser hereby irrevocably agrees to purchase and acquire such AmeriPath Stock on the terms and subject to the conditions set forth herein.

                  (n) All Cash Option of Sellers. Notwithstanding anything to the contrary set forth in this Agreement, if, and only if prior to the second anniversary of the Closing Date, AmeriPath Stock is not traded on the American Stock Exchange, New York Stock Exchange, or quoted on the Nasdaq National Market, each Seller shall have an exclusive and irrevocable option, exercisable by notice to the Purchaser given 30 days prior to any issuance of AmeriPath Stock under the Stock Rights, to receive from the Purchaser, instead of all, but not less than all, the AmeriPath Stock that such Seller(s)s is/are entitled to receive under this Section 1.3, the value of such AmeriPath Stock that the Seller(s) is/are entitled to receive as set forth on Schedule 1.3 (and thus to require the Purchaser to make the contingent purchase price payment in cash and not in AmeriPath Stock). For purposes of the preceding sentence "value" shall be deemed to mean $15 per share.


                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND SLA

         The Sellers, hereby make the following representations and warranties to the Purchaser, each of which shall be deemed material (and the Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the material correctness and completeness of each of such representations and warranties notwithstanding any independent investigation):

         2.1 Corporate Organization, Qualification, etc. SLA is a professional service corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets as they are currently owned, operated, and leased. SLA is duly qualified or licensed to do business in good standing in the jurisdictions set forth on Schedule 2.1 attached hereto, those being every jurisdiction in which the conduct of SLA's business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect (as defined in Section 12.3). SLA's articles of incorporation have not been amended or supplemented since January 1, 1984 other than as required pursuant to Section 4.9 below, and are in full force and effect as of the date hereof.

True, complete and correct copies of SLA's articles of incorporation and by-laws, as presently in effect, are attached hereto as Exhibit 2.1.

         2.2 Subsidiaries. Except as listed on Schedule 2.2, SLA has no Subsidiaries (as defined in Section 12.3) nor any investment or other interest in, or any outstanding loan or advance to or from, any Person, including any officer, director or shareholder.

         2.3 Capital Stock. As of the date hereof, the authorized capital stock of SLA consists of ONE HUNDRED (100) shares, $1.00 per share par value. The stock record book of SLA has been delivered to the Purchaser for inspection prior to the date hereof and is complete and correct and all requisite Federal and State documentary stamps have been affixed thereon and canceled. The SLA Shares constitute all of the issued and outstanding shares of capital stock of SLA, and all of the SLA Shares are owned beneficially and of record by the Sellers.

         2.4 Corporate Record Books. The corporate minute books of SLA have been made available to the Purchaser, are complete and correct in all material respects and contain all of the documented and material proceedings of the shareholders and directors of SLA.

         2.5 Title to Stock. All of the issued and outstanding shares of the capital stock of SLA that are, and at the Closing will be, owned by the Sellers are duly authorized, validly issued, fully paid and nonassessable, and are free of all Liens (as defined in Section 12.3). Upon delivery of the Purchase Price to the Sellers at the Closing, the Sellers will convey, and the Purchaser will own and hold, good and marketable title to the SLA Shares, free and clear of all Liens or contractual restrictions or limitations whatsoever.

         2.6 Options and Rights. Except as set forth in Schedule 2.6, there are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which SLA is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock. Except as set forth on Schedule 2.6, other than the Shareholders' Agreement (which will be canceled prior to the Closing), there are no agreements, arrangements or understandings between the Sellers and/or SLA and any other Person regarding the SLA Shares (or the transfer, disposition, holding or voting thereof).

         2.7 Authorization, Etc. SLA has full power and authority and the Sellers have full capacity to enter into this Agreement and the agreements and documents contemplated hereby and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of SLA and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. The Sellers are entering into this Agreement on their own volition, free from any undue influence or coercion. Upon execution and delivery of this Agreement by the parties hereto this Agreement and all other agreements contemplated hereby shall constitute the legal, valid and binding obligation of each of SLA and the Sellers, enforceable against each such party in accordance with their respective terms, except as may otherwise be limited under any applicable state or federal bankruptcy laws or laws affecting creditors rights generally.

         2.8 No Violation. The execution and delivery by SLA and the Sellers of this Agreement, and any and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by SLA and the Sellers do not and will not, (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) constitute a material default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock or assets of SLA pursuant to, (d) give any third party the right to accelerate any material obligation under, (e) result in a material violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or Authority pursuant to, the articles of incorporation or by-laws of SLA or any Regulation, Order or Contract (as defined in Section 12.3) to which SLA or the Sellers are subject. SLA and the Sellers will comply with all applicable Regulations and Orders imposed upon them in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.9 Financial Statements. Attached as Exhibit 2.9 hereto are the following financial statements of SLA: (i) Balance sheets (prepared on a modified cash basis) for the fiscal years ended December 31, 1994 and 1995, and the six months ended June 30, 1996 (the "Balance Sheets"), and (ii) statements of revenues and expenses (prepared on a modified cash basis) for the fiscal years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 (the "Statements of Revenues and Expenses" and, collectively with the Balance Sheets and the Statements of Revenues and Expenses, the "Financial Statements"). To the best of the Sellers' knowledge, the balance sheets included in the Financial Statements fairly present the financial position of SLA on a modified cash basis as at the respective dates thereof, and the statements of revenues and expenses included in the Financial Statements (x) fairly present in all material respects the results of operations for the periods therein referred to, on a modified cash basis applied on a consistent basis, and (y) fairly present in all material respects the financial condition of SLA at the respective date of on a modified cash basis, and for the period covered by, such statements. To the best of the Sellers' knowledge SLA has no material liability, whether accrued, absolute or contingent, of a type required to be reflected on a balance sheet or described in the notes thereto in accordance with GAAP, other than (i) liabilities incurred since June 30, 1996, disclosed on Schedule 2.9(a) attached hereto, (ii) liabilities covered by insurance or reinsurance (a complete and detailed description of which is provided in Schedule 2.9(b)), and (iii) any liabilities of SLA disclosed to Purchaser throughout this Agreement or in the Schedules and Exhibits hereto. Schedule 2.9(c) contains a complete list of the accounts payable of SLA.

         2.10 Employees. To the best of the Sellers' knowledge, SLA has been for the past four years, and currently is, in material compliance with all applicable Federal, State and local Regulations and Orders affecting and applicable to the employment and employment practices of SLA (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours. SLA does maintain "pension" and "welfare" benefit plans within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         2.11 Absence of Certain Changes. Since June 30, 1996, there has not been (a) any Material Adverse Change (as defined in Section 12.3) in the business, prospects, financial condition, revenues, expenses, accounts receivable, accounts payable or operations of SLA; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to SLA's properties and business; (c) any payment by SLA to, or any notice to or acknowledgment by SLA of any amount due or owing to, SLA's self-insured carrier, if any, in connection with any self-insured amounts or liabilities under health insurance covering employees of SLA, in each case, in excess of a reserve therefor on the balance sheet for the fiscal year ended December 31, 1995 included in the Financial Statements; (d) any declaration, setting aside or payment of any dividend or distribution of tangible property in respect of SLA's capital stock; (e) any material increase other than the ordinary course of business in the rate of compensation or in the benefits payable or to become payable by SLA to its directors, officers, employees or consultants; (f) any amendment, modification or termination of any existing, or entering into any new, contract, agreement, arrangement or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of SLA; (g) any entry into any material Contract not in the ordinary course of business, other than at the recision of Mark Mangano, M.D.'s arrangement including without limitation relating to any borrowing or capital expenditure; (h) any disposition by SLA of any asset; or (h) any change by SLA in accounting methods or principles. Nothing in this Section 2.11 shall be violated by SLA reimbursing its employees for business expenses and paying discretionary bonuses to its employees, provided there is cash on hand on the closing, as required pursuant to Section 2.31.

         2.12     Contracts.

                  (a) Except as listed in Schedule 2.12 hereto, SLA is neither a party to nor subject to any written:

                           (i) pension, profit sharing, bonus, retirement, stock
                  option, stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in Schedule 2.18 hereto), or any Contract with any labor union;

                           (ii) employment or consultation agreement, or other
                  compensation Contract, commitment or arrangement, which is not terminable on notice of 30 days' or less by SLA without penalty or other financial obligation (and, except for contracts listed on Schedule 2.12, no officer or employee of SLA receives total salary, bonus and other compensation from SLA of $30,000.00 or more per annum).

                           (iii) Contract containing covenants or agreements
                  limiting the freedom of SLA or any of its employees to compete in any line of business presently conducted by SLA with any Person or to compete in any such line of business in any area;

                           (iv) Contract with the Sellers or with any affiliate
                  or relative of the Sellers (except for any Contract disclosed in Schedule 2.12 pursuant to clauses (ii) or (iii) of this
                  Section 2.12(a);

                           (v) Contract relating to or providing for loans to
                  officers, directors, employees or Affiliates of SLA;

                           (vi) Contract under which SLA has advanced or loaned,
                  or is obligated to advance or loan, funds to any Person;

                           (vii) Contract relating to the incurrence, assumption
                  or guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), or otherwise pledging, granting a security interest in or placing a Lien on any asset of SLA;

                           (viii) guarantee or endorsement of any obligation;

                           (ix) Contract under which SLA is a lessee of or holds
                  or operates any property, real or Personal, owned by any other party, except for any lease of real or Personal property under which the aggregate annual rental payments do not exceed $7,500.00;

                           (x) Contract pursuant to which SLA is lessor of or
                  permits any third party to hold or operate any property, real or Personal, owned or controlled by SLA;

                           (xi) assignment, license, indemnification or Contract
                  with respect to any intangible property (including, without limitation, any Proprietary Rights (as defined in Section 12.3));

                           (xii) warranty Contract with respect to its services
                  rendered (or to be rendered) or its products sold or leased;

                           (xiii) Contract which prohibits, restricts or limits
                  in any way the payment of dividends or distributions by SLA;

                           (xiv) Contract under which it has granted any Person
                  any registration rights (including piggyback rights) with respect to any securities;

                           (xv) Contract for the purchase, acquisition or supply
                  of inventory and other property and assets, whether for resale or otherwise in excess of $7,500.00;

                           (xvi) Contracts with independent agents, brokers,
                  dealers or distributors;

                           (xvii) sales, commissions, advertising or marketing
                  Contracts;

                           (xviii) Contracts providing for "take or pay" or
                  similar unconditional purchase or payment obligations;

                           (xix) Contracts with Persons with which, directly or
                  indirectly, a Seller also has a Contract;

                           (xx) Contract with a hospital, physician or other
                  health care provider or Person pursuant to which the cost of providing health care services to the patients covered by such Contract is assumed in whole or in part by such provider; or

                           (xxi) any other Contract which is material to SLA's
                  operations or business prospects, except those which (x) were made in the ordinary course of business, (y) are terminable on 30 days' or less notice by SLA without penalty or other financial obligation, and (z) in each case, involve aggregate payments by or to SLA of $7,500.00 or less.

                  (b) To the best of the Seller's knowledge no consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

                  (c) To the best of the Sellers' knowledge, SLA has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any claim of default or breach under any Contract to which SLA is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which SLA is subject (including without limitation all performance bonds, warranty obligations or otherwise); SLA does not have any present expectation or intention of not fully performing all such obligations; and SLA does not have any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party.

                  (d) Oral Arrangements. Other than as set forth on Schedule
         2.12 and the supplement provided thereto, there are no material oral arrangements of SLA known to Sellers.

         2.13 True and Complete Copies. Copies of all Contracts and documents delivered and to be delivered hereunder by the Sellers or SLA, to the best of the Sellers' knowledge, are and will be true and complete copies of such agreements, contracts and documents.

         2.14     Title and Related Matters.

                  (a) To the best of the Sellers' knowledge, SLA has good and marketable title to all of the properties and assets reflected in the balance sheet for the fiscal year ended July 31, 1996 included in the Financial Statements or acquired after the date thereof, free and clear of all Liens, except (i) statutory Liens not yet delinquent,
         (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole, or (iii) as reflected in the balance sheet for the fiscal year ended July 31, 1996 included in Financial Statements.

                  (b) SLA owns, and will on the Closing Date own, good and marketable title to all the material personal property and assets, tangible or intangible, used in its business, except as to those assets leased all of which leases are in good standing and no party is in material default thereunder. To the Sellers' best knowledge, except as disclosed in this Agreement, none of the assets belonging to or held by SLA is or will be on the Closing Date subject to any (i) Contracts of sale or lease, or (ii) Liens. All machinery and equipment currently used by SLA in the conduct of its business is in operating condition and repair, ordinary wear and tear expected.

                  (c) Except as disclosed herein, there has not been since July 31, 1996, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by SLA of any of its assets or properties and any other assets now owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser. To the best of the Sellers' knowledge, after the Closing, SLA, as the wholly-owned subsidiary of the Purchaser, will own, or have the right to use, all properties and assets that are currently used in connection with the business of the Sellers, with the same rights and in the same manner that they were used prior to the Closing Date.

                  (d) Schedule 2.14 attached hereto sets forth a description of all real and material personal property owned or leased by SLA.

         2.15 Litigation. Except as set forth on Schedule 2.15, there is no Claim (as defined in Section 12.3) pending or, to the best knowledge of the Sellers and SLA, threatened against either the Sellers or SLA which, if adversely determined, would have a Material Adverse Effect on SLA. Nor is there any Order outstanding against either the Sellers or SLA having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on SLA.

         2.16     Tax Matters.

                  (a) SLA has filed all federal, state, and local tax reports, returns, information returns and other documents (collectively, the "Tax Returns") required to be filed with any federal, state, local or other taxing authorities (each a "Taxing Authority", collectively, the "Taxing Authorities") in respect of all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, the "Taxes") and in accordance with all tax sharing agreements to which any Seller or SLA may be a party. All Taxes required to be paid for all periods prior to and including the Closing Date have been paid, including any of SLA's Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement. All Taxes which are required to be withheld or collected by SLA have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of SLA except for liens for Taxes not yet due and payable. Neither the Sellers nor SLA has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), is correct and in compliance with the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "Code").

                  (b) No audit of SLA or SLA's Tax Returns by any Taxing Authority is currently pending or to the best of the Sellers' knowledge threatened, and no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to SLA which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of SLA on the Tax Returns filed by or on behalf of SLA for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to the Purchaser, in all material respects state accurately the information requested with respect to SLA and such information was derived from the books and records of SLA.

                  (c) SLA has not made nor has become obligated to make, nor will, as a result of any event connected with the Closing, become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

                  (d) The Sellers shall cause SLA to file all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "Pre-Closing Tax Return"), and SLA shall pay all Taxes due in respect of such Pre-closing Tax Returns to the appropriate Taxing Authority; and SLA shall pay all costs associated with the preparation thereof.

         2.17 Compliance with Law and Applicable Government Regulations. To the best of the Sellers' knowledge, SLA is presently complying in respect of its operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, with all applicable Regulations and Orders, including, but not limited to, applicable Health Care Laws (as defined in Section 12.3), all applicable Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety, where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor to the best knowledge of SLA are there any Claims threatened, nor have the Sellers received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over SLA, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

                  (a) Schedule 2.17(a) attached hereto sets forth all required permits, licenses, provider numbers, orders, franchises and approvals (collectively, "Permits") from all Federal, state, local and foreign governmental regulatory bodies held by SLA. The Permits listed on
         Schedule 2.17(a) are the only Permits that are required for SLA to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect on the assets, financial condition, results of operations or future prospects of SLA. To the best of the Sellers' knowledge, each such Permit is in full force and effect and, to the best of the knowledge of SLA, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

                  (b) SLA has all required licenses to provide health care services in the jurisdictions set forth in Schedule 2.17(b) hereto, which such licenses are all those necessary to conduct the business of SLA in the jurisdictions in which SLA presently operates. Schedule 2.17(b) also sets forth a true and complete description of the status of each such license. Except as set forth on Schedule 2.17(b), neither any Seller nor SLA is aware of any event, transaction, correspondence or circumstance which would have, or could foreseeably have, a Material Adverse Effect on one or more of such licenses.

         2.18     ERISA and Related Matters.

                  (a) Benefit Plans; Obligations to Employees. Except as set forth in Schedule 2.18 hereto, neither SLA, nor any ERISA Affiliate of SLA, is a party to or participates in or has any liability or contingent liability with respect to:

                      (i) any "employee welfare benefit plan" or "employee
                  pension benefit plan" or "multi-employer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of ERISA); or

                      (ii) any retirement or deferred compensation plan,
                  incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA).

                           For purposes of this Section, the term "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with SLA would be deemed a "single employer" within the meaning of Section 4001(b)(i) of ERISA.

                  (b) Plan Documents and Reports. A true and correct copy of each of the Benefit Plans listed on Schedule 2.18, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, has been supplied to the Purchaser. In the case of any Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the three most recent annual reports and accompanying schedules, the three most recent actuarial reports, and the most recent summary plan description and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Benefit Plan has been supplied to the Purchaser by SLA, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

                  (c) Compliance with Laws; Liabilities. As to all Benefit Plans, except as otherwise specified on Schedule 2.18, SLA is in compliance in all material respects with the terms of all Benefit plans and every Benefit Plan is in compliance with all of the requirements and provisions of ERISA and all other laws and regulations applicable thereto, including without limitation the timely filing of all annual reports or other filings required with respect to such Benefit Plans. None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in
         Section 407(d) of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and neither SLA nor any ERISA Affiliate of SLA has otherwise engaged in any prohibited transaction. There has been no "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any Benefit Plan. Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in SLA's balance sheet for the fiscal year ended December 31, 1995 included in Financial Statements provided to the Purchaser and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the Closing Date.

                  (d) Prior to the Closing Date, SLA shall take the necessary steps to approve termination of SLA's Pension Benefit Plan. After the Closing Date, the Sellers, who are the Trustees of the Pension Benefit Plan, will commence winding up and terminating such plan upon Internal Revenue Service approval of paying out all plan account balances to the participants (or to the participants IRA's). Neither Purchaser, nor SLA after the Closing Date, shall have any rights in the SLA's Pension Benefit Plan, trust accounts, or proceeds therefrom, which accounts shall belong solely to the applicable employee.

         2.19     Intellectual Property.

                  (a) Except as set forth on Schedule 2.19, SLA has no trade name, service mark, patent, copyright or trademark related to its business.

                  (b) SLA has the right to use each Proprietary Right listed in
         Schedule 2.19, and except as otherwise set forth therein, each of such Proprietary Right is, and will be on the Closing Date, free and clear of all royalty obligations and Liens. There are no Claims pending, or to the best knowledge of the Sellers, threatened, against the Sellers and their use of any of the Proprietary Rights listed on Schedule 2.19 infringes the rights of any Person. The Sellers have no knowledge of any conflicting use of any of such Proprietary Rights.

                  (c) SLA is not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right and there is no conflict with the rights of others in respect to any Proprietary Right now used in the conduct of its business.

                  (d)      Internal Software Applications.

                           (i) Licensed Software. To the best of the Sellers'
                  knowledge, the current software applications used by SLA in the operation of its business (the "Software") to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by SLA legitimately. To the best of the Sellers' knowledge, all of SLA's computer hardware has legitimately-licensed software installed therein, to the extent licensing is required.

         2.20 Environmental Matters. Except as disclosed in Schedule 2.20: To the Sellers' best knowledge, (a) neither SLA's business nor the operation thereof violates any applicable Environmental Law (as defined in Section 12.3) in effect as of the date hereof and no condition or occurrence which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (b) SLA is in possession of all Environmental Permits (as defined in Section 12.3) required under any applicable Environmental Law for the conduct or operation of SLA's business (or any part thereof), and SLA is in full compliance with all of the requirements and limitations included in such Environmental Permits; (c) SLA has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any of its property or facilities except for inventories which are used or to be used in the ordinary course of SLA's business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws); (d) SLA has not received any notice from any Authority or any private Person that SLA's business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any of SLA's property, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) SLA is not the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by SLA; (f) SLA has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or wastes, substances or materials on, beneath or adjacent to any of its property or any property adjacent thereto; (g) no by-products of any manufacturing or mining process employed in the operation of SLA's business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any of SLA's property; (h) no property now or previously owned, leased or operated by SLA, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by SLA; (j) SLA has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priories List pursuant to CERCLA, on the CERCLIS or on any for listing or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material against SLA for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA; and (k) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property now or previously owned or leased by SLA. To the Sellers' best knowledge, SLA has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

         2.21 Dealings with Affiliates. Schedule 2.21 hereto sets forth a complete list, including the parties, of all existing written agreements and arrangements between SLA and any one or more Affiliates of SLA.

         2.22 Banking Arrangements. Schedule 2.22 attached hereto sets forth the name of each bank in or with which SLA, as of the Closing Date, has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized as of the Closing Date, to draw thereon or having access thereto. SLA has no material liability or obligation relating to funds or money borrowed by or loaned to SLA (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

         2.23 Insurance. Schedule 2.23 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of fire, liability, professional liability and other forms of insurance held by SLA as of the date hereof. To the best of the Sellers' knowledge, such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Neither SLA nor any of the Sellers know of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any Claim against

SLA not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in material increase in insurance premiums of SLA.

         2.24 Consents. Schedule 2.24, annexed hereto, sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, of which Sellers are aware are required to be received by or on the part of SLA and the Sellers to enable SLA or the Sellers to enter into and carry out this Agreement in all material respects. All such requisite consents have been, or prior to the Closing will have been, obtained.

         2.25 Investment Representations. In the event, in connection with this Agreement or any agreement or transaction contemplated hereby, AmeriPath offers or sells, or is deemed to offer or sell, any securities of AmeriPath to a Seller (including AmeriPath Stock pursuant to Section 1.3), then each Seller hereby represents and warrants to AmeriPath as follows:

                  (a) Each Seller has been offered, and up to the Closing Date and the time(s) of issuance of the AmeriPath Stock shall be offered, the opportunity to ask questions of, and receive answers from, AmeriPath and its Subsidiaries, and the Sellers have been given full and complete access to all available information and data relating to the business and assets of AmeriPath and its Subsidiaries, have obtained such additional information about AmeriPath and its Subsidiaries which the Sellers have deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to AmeriPath and, except as set forth herein, have not relied on any representation, warranty or other statement concerning the Purchaser and its Subsidiaries in their evaluation of the decision to consummate the transactions contemplated herein. On the basis of the foregoing, each Seller is familiar with the operations, business plans and financial condition of AmeriPath.

                  (b) Each Seller understands that he must bear the economic risk of the AmeriPath Stock, if and when issued to such Seller, for an indefinite period of time because, except as provided in this Agreement, (i) each Seller understands that AmeriPath proposes to issue and deliver the shares of AmeriPath Stock issuable in accordance with this Agreement, without compliance with the registration requirements of the Securities Act, that for such purpose AmeriPath will rely upon the representations, warranties, covenants and agreements contained herein, as well as any additional representations, warranties, covenants, agreements and certifications reasonably requested by AmeriPath to be delivered by the Sellers at such time(s) of issuance of the AmeriPath Stock; and that such noncompliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements are performed at and as of the time of issuance; (ii) each Seller understands that, under existing rules of the SEC, there are substantial restrictions in the transferability of his shares of AmeriPath Stock; his shares of AmeriPath Stock may be transferred only if registered under the Securities Act or if an exemption from such registration is available; it is possible that Sellers may not be able to avail themselves of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such shares; (iii) the AmeriPath Stock may not be sold, transferred, pledged, or otherwise disposed of except pursuant to

         Purchaser's Shareholders Agreement (for so long as same remains in effect), and may not be sold without an opinion of counsel delivered and reasonably satisfactory to AmeriPath that registration under the Securities Act or any applicable state securities law is not required; and (iv) AmeriPath neither has an obligation to register a sale of the AmeriPath Stock held by any Seller nor has it agreed to do so in the future.

                  (c) Each Seller is an "accredited investor", as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act in that each Seller, as of the date of this Agreement, either (a) (either individually or jointly with such Seller's spouse) has a net worth in excess of $1,000,000; or (b) had an individual income in excess of $200,000 in each of the two most recent years or joint income with such Seller's spouse in excess of $300,000 in each of those years, and reasonably expects reaching the same income level in the current year.

                  (d) Each Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of AmeriPath Stock and such Seller's financial position is such that such Seller can afford to retain his shares of AmeriPath Stock for an indefinite period of time without realizing any direct or indirect cash return on such Seller's investment.

                  (e) Each Seller received this Agreement and first learned of the transactions contemplated hereby in Florida. Each Seller executed and will execute all documents contemplated hereby in Florida, and intends that the laws of Florida govern this transaction. Each Seller is a resident of Florida.

                  (f) Each Seller understands, agrees and acknowledges that the AmeriPath Stock has not been registered under the Florida Securities Act or the Securities Act in reliance upon exemption provisions contained therein which AmeriPath believes are available. Any sale made pursuant to such exemption provisions is voidable by the purchaser within three business days after the first tender of consideration is made by the purchaser to the issuer, an agent of the issuer or an escrow agent. A withdrawal within such three-day period will be without any further liability to any Person (except that the Purchase Price attributable to such withdrawal must be returned to the Purchaser). To accomplish this withdrawal, a purchaser need only send a letter or telegram to AmeriPath at the address set forth herein, indicating his or her intention to withdraw. Such letter or telegram should be sent and postmarked prior to the end of the aforementioned third business day. It is advisable to send such letter by certified mail, return receipt requested, to ensure that it is received and also to evidence the date it was mailed. If the request is made orally, in Person or by telephone, to a representative of AmeriPath, a written confirmation that the request has been received should be requested.

                  (g) Each Seller is acquiring his shares of AmeriPath Stock for such Seller's own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                  (h) Each Seller understands that the certificates evidencing his shares of AmeriPath Stock, when and if issued, will bear appropriate restrictive legends.

         2.26 Accounts Receivable; Inventories. The accounts receivable of SLA reflected on Schedule 2.26 attached hereto on the date hereof are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims. Since December 31, 1995, supplies have been purchased by SLA in the ordinary course of business, consistent with anticipated seasonal requirements, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement. SLA is not aware of any material adverse conditions affecting the supply of materials available to SLA, and, to the best knowledge of SLA, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

         2.27 Brokerage. Neither SLA nor any Seller has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from SLA or any Seller, or from the Purchaser or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         2.28 Improper and Other Payments. Except as set forth on Schedule 2.28 hereto, to the Sellers' best knowledge, (a) neither SLA, any director, officer, employee thereof, nor, to SLA's knowledge, any agent or representative of SLA nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made, and (c) the internal accounting controls of SLA are believed by SLA's management to be adequate to detect any of the foregoing acts by SLA under current circumstances.

         2.29 Participation in Audits. Except as set forth in Schedule 2.29, SLA has not been informed of any Recoupment Claims (as hereinafter defined) arising in connection with audits or reviews conducted by Medicaid, Medicare or private insurance companies. To the best knowledge of SLA and the Sellers there is no basis for any Recoupment Claims based upon cost reports, claims or bills submitted or to be submitted in connection with services rendered by SLA prior to the Closing Date. For purposes of this Section 2.29 the term "Recoupment Claim" shall mean any recoupment or overpayment, set-off, penalty or fine, pending or to the knowledge of SLA and the Sellers threatened by any third-party payor or governmental authority having jurisdiction over SLA for amounts arising from or related to payments to SLA for services rendered prior to the Closing.

         2.30     Health Care Laws & Regulations.

                  (a) Fraud and Abuse. Except as set forth on Schedule 2.30(a), to the best of the Sellers' and SLA's knowledge, SLA and its officers, directors, employees, shareholders and providers, have not intentionally engaged in any activities which are prohibited under federal Medicaid statues, 42 U.S.C. Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including but not limited to the following: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event materially affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such enumeration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicaid; subject, in the case of (iv) to the lack of clarity in the law relating to the marketing of Medicare risk products by brokers.

                  (b) Third-Party Payors. To the best of the Sellers' knowledge, all Contracts with third-party payors were entered into by SLA in the ordinary course of business. To the best of the Sellers' knowledge, SLA will have made available to the Purchaser, as of the Closing Date, an accurate and complete list of all third-party payors which have agreements with SLA (as set forth on Schedule 2.30(b)), together with accurate and complete copies of all such Contracts. Except as set forth on Schedule 2.30(b), to the best of the Sellers' knowledge, SLA is in compliance with each third-party payor's Contract, and SLA has properly charged and billed in accordance with the terms of those Contracts, including, where applicable, billing and collection of all deductibles and co-payments.

                  (c) Compliance with Medicare and Medicaid Programs. To the best of the Sellers' actual knowledge, SLA has timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs in which SLA participates due on or before the Closing Date except to the extent that the failure to file such claims and reports would not result in a Material Adverse Effect on SLA. Except as set forth on
         Schedule 2.30(c) hereto, there are no Claims pending or, to SLA's knowledge, threatened or scheduled before any Authority, including without limitation, any intermediary, carrier, the Administrator of the Health Care Financing Administration, the Florida Department of Health and Rehabilitative Services, the Agency for Health Care Administration or any other state or federal agency with respect to any Medicare and Medicaid claim filed by SLA on or before the Closing Date, or program compliance matters, which would have a Material Adverse Effect on SLA, or its assets, the operations or utility thereof, or the consummation of the transactions contemplated hereby. SLA has delivered to the Purchaser accurate and complete copies of any Claims, actions or appeals listed on Schedule 2.30(c). Except for routinely scheduled reviews pursuant to SLA's Medicare and Medicaid Contracts, no valid review or program integrity review related to SLA has been conducted by any Authority in connection with the Medicare or Medicaid programs and no such review is scheduled, or to SLA's knowledge, pending or threatened against or affecting SLA, its business, assets, or the consummation of the transactions contemplated hereby.

                  (d) Rate Limitations and Rates. To the best of the Sellers' knowledge, each facility currently operated by SLA charges rates and accordingly bills for services which are legal and proper, and SLA's standard and Medicare rates are set forth on Schedule 2.30(d). Certain reimbursement rates established by third-party payors are subject to retrospective adjustment, which adjustments to the best of the Sellers' knowledge, are set forth on said Schedule 2.30(d).

                  (e) Reimbursement Documentation. To the best of the Sellers' knowledge, SLA has filed when due any and all cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in material compliance with applicable contractual provisions and/or laws, regulations and rules.

                  (f) Patient Referrals. No Person having a "financial relationship" with SLA, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to SLA, other than referrals which comply with, or fall within an exception of, the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

         2.31 Financial Condition at Closing. At and as of Closing, SLA shall have cash on hand equal to $50,000.00.

         2.32 Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of the Sellers or SLA with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. Any document or item disclosed by Sellers to Purchaser in this Agreement, or in a Schedule or Exhibit hereto, shall be deemed disclosed for all purposes including other sections of the Agreement which may require disclosure of such document or item. Each Seller makes the representations and warranties in this Article II as to himself and SLA. Accordingly each Seller is only individually responsible for the representations made as they relate to each such Seller(s) and is jointly and severally responsible for the representations made as they relate to SLA, but is not responsible for any inaccuracy of the representations and warranties made by the other Seller(s), but rather solely such other Seller(s) shall be responsible for the inaccurate representation or warranty that related to him (them).

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers as follows:

         3.1 Corporate Organization, etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, and the ownership or lease of its properties, require it to be so qualified or licensed, and the failure to be so qualified or licensed would have a material adverse effect on its business. True, complete and correct copies of Purchaser's and AmeriPath Florida's charters and by-laws, as presently in effect, are attached as Exhibit 3.1.

         3.2 Subsidiaries. Other than the Subsidiaries of the Purchaser listed in Schedule 3.2 hereto, the Purchaser has no Subsidiaries.

         3.3 Authorization, Etc. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement, the Contingent Notes and the other agreements and transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement by the parties hereto this Agreement shall, and upon issuance of the Contingent Notes in accordance with the provisions hereof the Contingent Notes shall, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms except as may otherwise be limited under any applicable state or federal bankruptcy laws or laws affecting creditors rights generally.

         3.4 No Violation. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) constitute a material default or event of default under (with due notice, lapse of time or both), (c) give any third party the right to accelerate any material obligation under, (d) result in a material violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any Regulation to which the Purchaser is subject, or any Contract or Order to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders imposed upon it in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.5 Governmental Authorities; Consents. The Purchaser has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. The Purchaser is not required to submit any notice, report, or other filing with, or obtain any consent from, any Authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. To Purchaser's knowledge, no authorization, consent, approval, exemption or notice is required to be obtained by the Purchaser from any Authority or from any other party in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby.

         3.6 Issuance of AmeriPath Stock. All shares of AmeriPath Stock required to be issued by AmeriPath to the Sellers, in accordance with the terms and subject to the conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable and free from all Liens or contractual restrictions or limitations whatsoever, except as set forth in this Agreement and Purchaser's Shareholders' Agreement or as otherwise created by a Seller.

         3.7 Additional Purchaser Representations: Books and Records; Financial Statements. To the best of Purchaser's knowledge, the Purchaser Financial Statements (as defined below) fairly present its financial position, business and operations, and are maintained in accordance with reasonable business standards and do not fail to reflect any material activity, charge, expense, income or other action or attribute of the Purchaser. True and complete copies of the Purchaser's financial statements for the year ended December 31, 1995, and the six (6) months ended June 30, 1996 (collectively, the "Purchaser Financial Statements") have been delivered to the Sellers. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except for purchase accounting adjustments that may be required by GAAP) and accurately reflect the Purchaser's business, operations, financial results, financial position, expenses, incomes, assets and liabilities and are complete in all material respects as of their respective dates. There has been no material adverse change to Purchaser's financial position since the financial statements dated June 30, 1996.

         3.8 Compliance. To the best of Purchaser's knowledge, Purchaser has not failed to comply with any applicable Regulation or Order which could result in a material adverse effect to its business, operations or financial position.

         3.9 Capitalization. Schedule 3.9 hereto sets forth the Purchaser's authorized, issued and outstanding securities, as well as its outstanding options with respect to its securities pursuant to Purchaser's stock option plan, and securities reserved for issuance pursuant to completed acquisitions each as of the date hereof.

         3.10 Litigation. Other than as described in Schedule 3.10, there is no Claim (as defined in Section 12.3) pending or, to the best knowledge of the Purchaser, threatened against the Purchaser which, if adversely determined, would have a material adverse effect on Purchaser. Nor is there any Order outstanding against the Purchaser having, or which, insofar as can reasonably be foreseen, in the future may have, a material adverse effect on Purchaser.

         3.11 No Additional Seller Representations. Purchaser has been offered the opportunity to ask questions of, and receive answers from, the Sellers, and the Purchaser has been given access to available information and data relating to the business and assets of SLA, has obtained such additional information about SLA which the Purchaser has deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to SLA and, other than statements made in the Agreement, has not relied on any representation, warranty or other statement of Sellers or SLA concerning SLA or the SLA Shares, in its evaluation of the decision to consummate the transactions contemplated herein. Purchaser has had an opportunity to review and is familiar with the Contracts of SLA which SLA and Sellers have provided to Purchaser prior to the Closing Date. On the basis of the foregoing, to Purchaser's knowledge, it is familiar with the operations, business, and financial condition of SLA.

         3.12     Tax Matters.

                  (a) Purchaser has filed all Tax Returns required to be filed with any Taxing Authority in respect of all relevant Taxes and in accordance with all tax sharing agreements to which any Purchaser may be a party. There are no Liens for Taxes upon any property or assets of Purchaser except for liens for Taxes not yet due and payable. The Purchaser has not executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return.

                  (b) No audit of Purchaser's Tax Returns by any Taxing Authority is currently pending or to the best of Purchaser's knowledge threatened, and no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to Purchaser which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations.

         3.13 Dealing with Affiliates. Schedule 3.13 hereto sets forth a complete list, including the parties, of all current material written agreements and arrangements between Purchaser and any of its executive officers, directors or holders of 5% or more of Purchaser's outstanding securities.

         3.14 Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Sellers by or on behalf of the Purchaser with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

                                   ARTICLE IV

                            COVENANTS OF THE SELLERS

         From the date hereof until the Closing, except in the ordinary course of business, or as otherwise consented to or approved by the Purchaser in writing, which consent shall not be unreasonably withheld, SLA covenants and agrees that it shall act, and the Sellers shall cause SLA to so act or refrain from acting where required hereinafter, to comply with the following:

         4.1 Regular Course of Business. SLA shall operate its business diligently and in good faith and in the ordinary and usual course, materially consistent with past management practices; shall maintain all of its respective material properties in the same order and condition as of the date hereof, shall maintain (except for expiration due to lapse of time) all material leases and Contracts in effect without change except as expressly provided herein; shall materially comply with the provisions of all Regulations and Orders applicable to SLA and the conduct of its business; shall not cancel, release, waive or compromise any debt, Claim or right in its favor; shall not alter the rate or basis of compensation of any of its officers, directors, employees or consultants; shall maintain insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; and shall materially preserve the business of SLA intact, and use its reasonable best efforts to keep available for SLA and the Purchaser the services of the officers and employees of SLA, and to preserve the good will of clients, patients, suppliers and others having business relations with SLA.

         4.2 Amendments. Except as provided in Section 4.9 of this Agreement, no change or amendment shall be made in the articles of incorporation or by-laws of SLA. SLA shall not merge with or into or consolidate with any other corporation or Person, acquire substantially all of the assets of any Person or change the character of its business.

         4.3 Capital Changes; Pledges. Except as contemplated under this Agreement, SLA shall not issue or sell any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of its capital stock and SLA shall not pledge or otherwise encumber any shares of its capital stock.

         4.4 Dividends. SLA shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, nor shall SLA, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, other than clarifying and documenting the lack of any equity interest of Mark Mangano, M.D. in SLA.

         4.5 Capital and Other Expenditures. SLA shall not make any material capital expenditures, or commitments with respect thereto.

         4.6 Cash and Cash Equivalents. Cash and cash equivalents shall be preserved, and expended, solely in the ordinary and usual course of business.

         4.7 Borrowing. SLA shall not incur, assume or guarantee any indebtedness, obligations or liabilities not reflected on the Financial Statements (or the balance sheets included therein), except in the ordinary course of business or for purposes of consummation of the transactions contemplated by this Agreement and in such case only after consultation with the Purchaser.

         4.8 Other Commitments. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, SLA shall not enter into any material transaction or make any commitment or incur any material obligation (including entering into any real property leases).

         4.9 Amendments to Charter. Prior to the Closing, the Sellers shall cause SLA's articles of incorporation to be amended, among other things, to (i) change the company's name (by dropping the "P.A." designation and adding "Inc."); (ii) provide that the company is subject to Section 607 of the Florida Statutes (the Florida Business Corporation Act), and not Section 621 of the Florida Statutes (the Professional Service Corporation Act), and delete any inconsistent references, and (iii) provide that the company may operate for any lawful purpose, and to allow Persons other than those licensed to practice pathology in the State of Florida to own shares of SLA's capital stock. All of such amendments (together, the "SLA Charter Amendments") shall be in form and substance reasonably satisfactory to AmeriPath.

         4.10     Full Access and Disclosure.

                  (a) SLA shall afford to the Purchaser and its counsel, accountants and other authorized representatives reasonable access during business hours to SLA's facilities, properties, books and records, subject to all applicable confidentiality agreements, in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of SLA, provided such investigations do not interfere with the ordinary course of SLA's business; and the Sellers shall cause SLA's officers, employees and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to SLA made by SLA's independent auditors in connection with any examination of SLA's Financial Statements and books and records.

                  (b) From time to time prior to the Closing Date, SLA shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                  (c) In connection with any "due diligence" examination performed by the Purchaser with respect to the business of SLA, the Sellers shall fully cooperate with the Purchaser.

         4.11 Confidentiality. Commencing on the date hereof through and including the Closing Date or termination of this Agreement, the Sellers and SLA shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Purchaser's prior consent, all written and oral information furnished or disclosed by or received from the Purchaser or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby, except as may be required by applicable law or as otherwise contemplated herein.

         4.12 Breach of Agreement. Neither the Sellers nor SLA shall intentionally take any action which, if taken on or prior to the Closing Date, would constitute a material breach of this Agreement.

         4.13 Fulfillment of Conditions Precedent. SLA and the Sellers shall use their best efforts to obtain at their expense, on or prior to the Closing Date, all such waivers, Permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.


                                    ARTICLE V

                           COVENANTS OF THE PURCHASER

         The Purchaser hereby covenants and agrees with SLA and the Sellers that prior to the Closing or the termination of this Agreement:

         5.1 Confidentiality. The Purchaser shall, and shall cause its principals, officers and other Personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Sellers' prior consent, all information received by it from the Sellers or SLA's officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         5.2      Full Access and Disclosure.

                  (a) The Purchaser shall afford to SLA and the Sellers, and their counsel, accountants and other authorized representatives reasonable access during business hours to the Purchaser's facilities, properties, books and records, subject to applicable confidentiality agreements, in order that the Sellers may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Purchaser, provided such investigations do not interfere with the ordinary course of Purchaser's business; and the Purchaser shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as the Sellers shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Purchaser made by the Purchaser's independent auditors in connection with any examination of the Purchaser's financial statements and books and records.

                  (b) From time to time prior to the Closing Date, the Purchaser shall promptly supplement or amend information previously delivered to SLA and/or the Sellers with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                  (c) The Purchaser shall fully cooperate in connection with any "due diligence" examination performed by SLA or the Sellers with respect to the business of the Purchaser. For purposes of this Section 5.2, "Purchaser" shall mean and include AmeriPath and its Subsidiaries.

         5.3 Breach of Agreement. Purchaser shall not intentionally take any action which, if taken on or prior to the Closing Date, would constitute a material breach of this Agreement.

         5.4 Fulfillment of Conditions Precedent. Purchaser shall use its best efforts to obtain at its expense, on or prior to the Closing Date, all such waivers, Permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.


                                   ARTICLE VI

                                OTHER AGREEMENTS

         The parties hereto further agree, on or before the Closing Date, as follows:

         6.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the preceding sentence, the parties hereto shall use their best efforts to cause the Closing to take place on or before September 30, 1996. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are reasonably necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser (or SLA, as appropriate), the title to any property or rights of the Sellers acquired or to be acquired by reason of, or as a result of, the acquisition, the Sellers agree that the Sellers shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in SLA and otherwise to carry out the purpose of this Agreement. Likewise, at any Sellers' request, after the Closing Date, Purchaser shall perform such reasonable acts that are necessary to fully perform all obligations of Purchaser hereunder and to otherwise carry out the purposes of this Agreement.

         6.2 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Sections 7.2 or 8.2 is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to reasonably defend against and respond thereto.

         6.3 Consents. Without limiting the generality of Section 6.1, each of the parties hereto shall use their best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

         6.4 No Solicitation or Negotiation. Unless and until this Agreement is terminated, neither any Seller nor SLA through its directors, officers, employees, representatives, agents, advisors, accountants and attorneys shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, SLA (other than terminating any interest that Dr. Mangano may have in SLA), or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         6.5 No Termination of Sellers' Obligations by Subsequent Incapacity, Etc. The Sellers specifically agree that the obligations of the Sellers hereunder, including, without limitation, obligations pursuant to Article XI and
Section 6.4 shall not be terminated by their death or incapacity.

         6.6 Employment Agreements. SLA and the Sellers shall, at or prior to the Closing, terminate the existing employment agreements between SLA and each of the Sellers, and each Seller shall enter into an Employment Agreement with AmeriPath Florida in the form of Exhibit 6.6 attached hereto (the "Employment Agreements").

         6.7 Public Announcements. Neither Purchaser, the Sellers nor SLA nor any Affiliate, representative or shareholder of any such Persons, shall disclose any of the terms of this Agreement to any third party (other than the Purchaser's advisors and senior lending group and the Sellers' advisors) without the other party's prior written consent, unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of AmeriPath's securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior mutual approval of the Purchaser and the Sellers. No press releases, public announcements or publicity statements shall be released by either party without prior mutual agreement.

         The parties hereto further agree, from and after the Closing Date, as follows:

         6.8 Deliveries After Closing. From time to time after the Closing, at the Purchaser's and the Sellers' request and without expense to SLA or the Sellers, respectively, and without further consideration from the requesting party, the Sellers and the Purchaser shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser or the Sellers reasonably may require to convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, any rights or property to be sold, conveyed, transferred or delivered hereunder, and to effectuate all of the Sellers' entitlement to the Purchase Price hereunder.

         6.9      Non-Competition Covenant.

                  (a) As a material and valuable inducement for the Purchaser to enter into this Agreement, pay and deliver the Purchase Price consideration and consummate the transactions provided for herein, during the "Restricted Period" (as hereinafter defined), each Seller agrees that he shall not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any Person:

                           (i) engage in the practice of pathology within 30
                  miles from any facility in which DSLA operated as of the date of the Closing Date; provided, however, that such radius shall not be less than the SLA Territory (the "Restricted Territory"); or

                           (ii) from any facility or location, whether within or
                  without the Restricted Territory, (x) perform pathology services for any patient, laboratory or health care provider located in the Restricted Territory or (y) perform pathology services for any patient, laboratory or health care provider who was or is a customer, client or patient of an AmeriPath Affiliate or who is known to Seller to be a prospective customer, client or patient of an AmeriPath Affiliate with whom such AmeriPath Affiliate is engaged in discussions; except that it shall not be a violation of this Section 6.9 for the Sellers to perform pathology services in the Restricted Territory during the Restricted Period (a) as an employee of a local, federal or state government or agency;
                  (b) in performing the Sellers's duties as a member of the United States military services or the National Guard; or (c) on a locum tenens basis.

                  (b) As used in this Agreement, the term "Restricted Period" for each Seller, shall mean and include a period of five (5) years, from the Closing to the fifth (5th) anniversary of the Closing; provided, however, should the Purchaser (i) fail to make any payments of money or AmeriPath Stock required under this Agreement, the Secured

         Notes, the Contingent Notes or such Seller's Employment Agreement, and such failure shall continue for a period of 45 days following notice of such non-payment or (ii) terminate such Seller's Employment Agreement without cause, the Restricted Period for such Seller shall equal zero
         (0) days.

                  (c) Each Seller further agrees that during the Restricted Period, the Seller will not knowingly, directly or indirectly, (a) solicit the employment of any employee, agent or consultant of any AmeriPath Affiliate who was such at any time during the twelve (12) months preceding the Sellers's termination of employment with the AmeriPath Affiliate, or (b) induce any employee of an AmeriPath Affiliate to leave the employ of any such AmeriPath Affiliate, unless in each case the Seller obtains the prior written consent of AmeriPath.

                  (d) Each Seller covenants and agrees that the restrictions set forth in this Section 6.9 are fair, reasonable and necessary to protect the interests of AmeriPath and its Affiliates, such restrictions were negotiated and bargained for and the consideration delivered in connection with this Agreement reflects and assumes the Seller's strict compliance with, and the enforceability by the Purchaser of, these restrictions.

                  (e) Each Seller acknowledges and agrees that the provisions of
         Section 6.9 and Section 6.10 are material and of the essence to this Agreement. In addition, if the scope of any restriction or covenant contained in either such Section should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and the Sellers hereby consent and agree that (a) it is the parties intention and agreement that the covenants and restrictions contained herein be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

         6.10     Non-disclosure; Confidentiality.

                  (a) Confidential Information. By virtue of each Seller's employment, association or involvement with an AmeriPath Affiliate, the Sellers may obtain confidential or proprietary information developed, or to be developed, by an AmeriPath Affiliate. "Confidential Information" means all proprietary or business-sensitive information, whether in oral, written, graphic, machine-readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know-how," patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by any AmeriPath Affiliate (including source or object codes), processes, procedures, formulas or improvements of any AmeriPath Affiliate; algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating procedures; and other information, data and documents now existing or later acquired by an AmeriPath Affiliate, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. "Confidential Information" shall not include (a) any information which is in the public domain during the period of service by the Sellers or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by a Seller in violation of this Agreement, (b) any information obtained by Sellers separate and apart from their association or involvement with an AmeriPath Affiliate and (c) any information not considered confidential information by similar enterprises operating in the clinical or anatomical laboratory industry or otherwise in the ordinary course.

                  (b) Non-Disclosure. Each Seller agrees that, except as directed by the Seller's employer (which employer is an AmeriPath Affiliate), as required or otherwise contemplated under this Agreement or the Employment Agreement or as otherwise required by law, he will not at any time (during the term of the Seller's employment by an AmeriPath Affiliate or at any time thereafter), except as may be expressly authorized by the AmeriPath Affiliate in writing, disclose to any Person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any Person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by an AmeriPath Affiliate or by reason of any consulting or software development services he has performed or may in the future perform for an AmeriPath Affiliate which contain or are derived from Confidential Information, other than in the ordinary course of business as needed to perform the Seller's normal functions for the AmeriPath Affiliate. Each Seller further agrees that while employed at an AmeriPath Affiliate, no Confidential Information shall be removed from the AmeriPath Affiliate's business premises, other than in the ordinary course of business and as needed to perform the Seller's normal functions for the AmeriPath Affiliate, without the prior written consent of such AmeriPath Affiliate.

                  (c) AmeriPath Group Property. As used in this Agreement, the term "AmeriPath Group Property" means all documents, papers, computer printouts and disks, records, customer or patient lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by any AmeriPath Affiliate, or otherwise belonging to any AmeriPath Affiliate, as well as any other materials containing Confidential Information as defined above. Each Seller recognizes and agrees that:

                           (i) All the AmeriPath Group Property shall be and remain the property of the AmeriPath Affiliate to which such belongs;

                           (ii) The Sellers will preserve, use and hold the AmeriPath Group Property only for the benefit of AmeriPath and its Affiliates and to carry out the business of the AmeriPath Affiliate, AmeriPath and its Affiliates; and

                           (iii) When the Seller's employment is terminated, the
                  Seller will immediately deliver and surrender to the AmeriPath Affiliate all the AmeriPath Group Property, including all copies, extracts or any other types of reproductions, which the Seller has in his possession or control.

         6.11 Rule 144 Best Efforts. Following such time, if any, that AmeriPath is or may become, and solely while AmeriPath is, a public company with its securities registered under the Securities Exchange Act of 1934, as amended, and listed or quoted for trading by a national securities exchange or inter-dealer quotation system, AmeriPath will ensure that AmeriPath is in compliance with the requirements of Rule 144 under the Securities Exchange Act of 1934, as amended, applicable to the issuer of securities, so as to facilitate non-registered sales of AmeriPath Stock by the Sellers who then own AmeriPath Stock consistent with the requirements and limitations of Rule 144. Nothing in this Section 6.11 shall be deemed as either (i) any representation or warranty that Ameripath will become or remain a public company with securities registered under the Securities Act, or (ii) any covenant or agreement by AmeriPath to register, under federal or state securities laws or otherwise, any AmeriPath securities issued to, or held by, the Sellers.

         6.12 Real Estate. The Purchaser, at the Closing, shall purchase and acquire from the Partnership, the Assets of the Partnership. The Partnership, by executing and delivering this Agreement, agrees to sell, transfer and convey the Assets to the Purchaser on the terms of this Section 6.12, subject to the conditions of this Agreement. The Partnership and AmeriPath Florida shall enter into a seven (7) year lease (the "Lease"), a form of which is attached as
Exhibit 6.12 hereto, to lease the facility SLA is presently utilizing for a fair market value rent of $10/square foot, plus all real estate taxes and condominium assessment fees. An appropriate Bill of Sale shall be executed and delivered by the Partnership to the Purchaser to transfer the Assets.

         6.13 Delivery of Purchaser Statements. Purchaser covenants that, commencing on the Closing Date through and including March 31, 2002, Purchaser shall deliver to each Seller (without the need for each Seller to request such delivery) copies of Purchaser's monthly, quarterly and annual financial statements and all amendments thereto, the annual financial statement to be audited by independent public accountants, at such times as such financial statements are finalized. Purchaser covenants that such financial statements shall be prepared in accordance with general accepted accounting principles and will fully and fairly reflect the Purchaser's financial position and financial results as of their dates. Purchaser further covenants to provide to each Seller from time to time, after Closing Date and until March 31, 2002, such other information about the Purchaser's business, operations, financial position and capitalization as each such Seller shall reasonably request in connection with such Seller's acquisition of AmeriPath Stock pursuant to Section 1.3 hereof.


         6.14 Stock Options. Subject to the approval of the Board of Directors of AmeriPath, AmeriPath shall grant non-statutory options (the "Options") to purchase an aggregate of 15,000 shares of AmeriPath Stock to the persons designated by the Managing Director of the Southwest Florida Division in his discretion, such designation to made promptly after the Closing. As a condition to such grant and issuance, each Optionee shall be required to enter into a Non-Qualified Stock Option Agreement in the form of Exhibit 6.5 hereto (the "Grant Agreement"). The Options shall be granted pursuant to and in accordance with the AmeriPath Stock Option Plan and each Grant Agreement and shall be subject to the terms and conditions of such plan and agreement.

                                   ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         Each and every material obligation of the Purchaser under this Agreement shall be subject to the satisfaction in all material respects, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Purchaser:

         7.1 Representations and Warranties; Covenants and Agreements. The representations and warranties of the Sellers contained in Article II and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Sellers or SLA to the Purchaser, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Sellers and SLA shall have performed and complied in all material respects with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date. The Sellers and the president of SLA shall have executed and delivered to the Purchaser a certificate, dated the Closing Date, certifying to the foregoing.

         7.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         7.3 Third Party Consents. The Sellers and SLA shall have obtained all required consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement by Sellers and SLA and the consummation of the transactions contemplated hereby, such that the contracts and leases listed in Schedule 7.3 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date in materially the same manner as such contracts and leases operated and were in effect before the Closing Date.

         7.4 No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall have received a certificate (which shall be addressed to the Purchaser), dated the Closing Date, of the president of SLA, certifying to the foregoing.

         7.5 Employment Agreements. The Sellers shall have terminated their existing employment agreements with SLA and each of the Sellers shall have executed and delivered to the Purchaser an Employment Agreement with AmeriPath Florida in the form of Exhibit 6.6 attached hereto.

         7.6 Opinion of Seller's Counsel. The Purchaser shall have received an opinion of counsel to the Sellers and SLA (which will be addressed to the Purchaser and its senior lenders), dated the Closing Date, in the form of
Exhibit 7.6 hereto.

         7.7 Delivery of SLA Share Certificates. The Sellers shall have executed and delivered to AmeriPath this Agreement, or a counterpart hereof, and shall have delivered at the Closing stock certificates representing all of the SLA Shares, duly endorsed for transfer to the Purchaser, together with stock powers duly executed in blank.

         7.8 Shareholders' Agreement. At the Closing, the Sellers shall have executed and delivered to AmeriPath a counterpart signature page to that certain Shareholders' Agreement, dated as of February 29, 1996, by and among AmeriPath and each of the stockholders of AmeriPath (the "Shareholders' Agreement"), pursuant to which each Seller agrees to be bound by all of the provisions and entitled to all of the rights of the Shareholders' Agreement, in accordance with their terms, to the same extent as if he had been an original signatory thereto, for so long as such agreement is valid.

         7.9 Subordination Agreement. At the Closing, the Sellers shall have executed and delivered the Subordination Agreement, attached hereto as Exhibit 7.8, pursuant to which each Seller agrees to be bound by all of the provisions of the Subordination Agreement in accordance with their terms.

         7.10 SLA Charter Amendments. SLA, which as of the date hereof is organized as a professional service corporation under Chapter 621 of the Florida Statutes, shall have taken all appropriate and required board of director and shareholder action to approve, and shall have filed with the Florida Department of State in form acceptable for filing, an amendment to SLA's articles of incorporation, which amendment (i) shall be in form and substance reasonably satisfactory to AmeriPath, and (ii) shall include the SLA Charter Amendments (as such term is defined in Section 4.9 hereof).

         7.11 Creditors. The creditors and amounts set forth on Schedule 7.11 hereto are the correct amounts owed in order for such creditors to have been paid in full and release all Liens, if any, in favor of such creditors.


                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

         Each and every material obligation of the Sellers under this Agreement shall be subject to the satisfaction in all material respects, on or before the Closing Date, of each of the following conditions unless waived in writing by the Sellers:

         8.1 Representations and Warranties; Performance. The representations and warranties of the Purchaser contained in Article III and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto, delivered by or on behalf of the Purchaser to the Sellers, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The Chief Operating Officer of the Purchaser shall have executed and delivered to the Sellers a certificate, dated the Closing Date, certifying to the foregoing.

         8.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         8.3 Material Adverse Change. There shall have been no material adverse change since the date of this Agreement. The Sellers shall have received a certificate (which shall be addressed to the Sellers), dated the Closing Date, of the president of SLA, certifying to the foregoing.

         8.4 Third Party Consents. The Purchaser shall have obtained all required consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby.

         8.5 Purchase Consideration. The Sellers shall have received from the Purchaser the consideration (in the form of cash, AmeriPath Stock and Contingent Notes) required to be delivered at Closing and to which the Sellers are entitled pursuant to Section 1.1 (and as set forth on Schedule 1.1.) hereof.

         8.6 Employment Agreements. AmeriPath Florida shall have executed and delivered to each of the Sellers the Employment Agreements.

         8.7 Opinion of Purchaser's Counsel. The Sellers shall have received an opinion of counsel to the Purchaser, dated the Closing Date, in the form of
Exhibit 8.7 hereto.

                                   ARTICLE IX

                                     CLOSING

         9.1 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing of the transactions contemplated by this Agreement (the "Closing") shall be held on October 11, 1996, or on such other date which is mutually agreed upon in writing following the satisfaction or waiver of the conditions to closing set forth in
Article VII and Article VIII hereof (the "Closing Date").

         9.2      Closing Deliveries.  At the Closing,

                  (a) the Sellers and SLA shall deliver or cause to be delivered to the Purchaser:

                           (i) a certificate or certificates (or affidavits of
                  lost certificates) evidencing all of the SLA Shares, duly endorsed for transfer with all necessary transfer stamps affixed;

                           (ii) the Officer's Certificates required by Sections
                  7.1 and 7.4;

                           (iii) copies of all consents and approvals required
                  by Sections 7.3, and 7.10;

                           (iv) the Opinion of Counsel required by Section 7.6;

                           (v) the Employment Agreements required by Section
                  7.5;

                           (vi) the counterpart signature pages to the
                  Shareholders' Agreement required by Section 7.7;

                           (vii) the Subordination Agreement required by Section
                  7.8;

                           (viii) a certificate, signed by the secretary of SLA,
                  as to the articles of incorporation and by-laws of SLA, the resolutions adopted by the board of directors and shareholders of SLA in connection with this Agreement, the incumbency of certain officers of SLA and the jurisdictions in which SLA is qualified to conduct business, in form reasonably acceptable to the Purchaser;

                           (ix) certificates issued by the appropriate
                  governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of SLA as of a date not more than ten (10) days prior to the Closing Date, as a corporation organized under the laws of the State of Florida and as a foreign corporation authorized to do business under the laws of the various jurisdictions where it is so qualified.

                           (x) such other certified resolutions, documents and
                  certificates as are required to be delivered by the Sellers or SLA pursuant to the provisions of this Agreement.

                  (b)      The Purchaser shall deliver to the Sellers:

                           (i) the consideration (in the form of cash, AmeriPath Stock, and the Contingent Notes) required to be paid or delivered to the Sellers at Closing in accordance with Section 1.1 (to be distributed to the Sellers in accordance with Schedule 1.1).

                           (ii) copies of all consents and approvals required by Section 8.4;

                           (iii) the Officer's Certificate required by Section 8.1;

                           (iv)   the Employment Agreements required by Section
                  8.6;

                           (v)    the Opinion of Counsel required by Section
                  8.7;

                           (vi) a certificate, signed by the secretary of Purchaser, as to the articles of incorporation and by-laws of Purchaser, the resolutions adopted by the board of directors and shareholders of Purchaser in connection with this Agreement, the incumbency of certain officers of Purchaser and the jurisdictions in which Purchaser is qualified to conduct business, in form acceptable to SLA.

                           (vii) certificates issued by the appropriate governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of Purchaser and AmeriPath Florida as of a date not more than ten (10) days prior to the Closing Date, as a corporation organized under the laws of the State of Delaware and Florida, respectively, and as a foreign corporation authorized to do business under the laws of the various jurisdictions where it is so qualified; and

                           (viii) such other certified resolutions, documents
                  and certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement.

                  (c)      The Partnership shall deliver to the Purchaser:

                           (i)    the Assets

                           (ii)   the Bill of Sale; and

                           (iii)    the Lease

                  (d)      The Purchaser shall deliver to the Partnership:

                           (i)      the cash consideration for the Assets; and

                           (ii)     the Lease


                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

         10.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

                  (a) by the unanimous consent of the Purchaser, the Sellers and SLA;

                  (b) by the Purchaser or all of the Sellers and SLA if the Closing does not occur on or before September 30, 1996; provided, however, that if any party has materially breached or defaulted with respect to its respective material obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law;

                  (c) by the Purchaser if as of the Closing Date (including any extensions) any of the conditions specified in Article VII hereof shall not have been materially satisfied or if SLA or any of the Sellers is otherwise in material default under this Agreement; or

                  (d) by all, but not less than all, of the Sellers, if as of the Closing Date (including any extensions) any of the conditions specified in Article VIII hereof shall not have been materially satisfied or if Purchaser is otherwise in material default under this Agreement.

         10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, and subject to the proviso contained in Section 10.1(b), this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all information received by any party hereto with respect to the business of any other party or SLA (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

                  (c) no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement; provided, however, the non-breaching or non-defaulting party shall not be foreclosed from bringing a Claim or cause of action or otherwise recovering from the breaching or defaulting party.


                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

         11.1 Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties shall survive and continue until:

                           (1) with respect to the representations and
                  warranties in Sections 2.16 (tax matters), 2.18 (ERISA matters), 2.20 (environmental matters) and 2.30 (health care regulatory matters), until sixty (60) days following the expiration of the applicable statute of limitations;

                           (2) with respect to the representations and
                  warranties in Sections 2.3 and 3.9 (capitalization), 2.5 (title to the SLA Shares), 3.6 (Issuance of AmeriPath Stock) and 2.6 (options and rights on capital stock), these representations shall survive and continue forever and without limitation; and

                           (3) with respect to all other representations and
                  warranties, the earlier of (i) date upon which AmeriPath receives from its outside auditors the audited financial statements for AmeriPath's fiscal year ending December 31, 1998 (the "1998 Audit Date"), except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of the 1998 Audit Date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof, or (ii) April 30, 1999.

         11.2 Indemnification by the Sellers. Subject to this Article XI, the Purchaser and its officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by the Sellers, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:


                  (a) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Sellers or SLA under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Sellers or SLA hereunder;

                  (b) Any and all liabilities of SLA of any nature whether accrued, absolute, contingent or otherwise, and whether known or unknown, existing at the Closing Date to the extent not reflected and reserved against in the statement of assets and liabilities for the quarter ended March 31, 1996 included in the Financial Statements or not otherwise adequately disclosed in this Agreement or the schedules or exhibits thereto, including, without limitation:

                           (i) All Tax liabilities of SLA, together with any
                  interest or penalties thereon or related thereto, through the Closing Date and any Tax liability of SLA arising in connection with the transactions contemplated hereby. Any Taxes, penalties or interest attributable to the operations of SLA prior to the Closing Date, payable as a result of an audit of any tax return, shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable;

                           (ii) All environmental liabilities relating to any of
                  SLA's properties, including federal, state and local environmental liability, together with any interest or penalties thereon or related thereto, that arose through the Closing Date, but excluding any amount for which there is an adequate accrual and reserve on the statement of assets and liabilities for the quarter ended March 31, 1996 included in the Financial Statements;

                           (iii) All claims by Medicare, Medicaid, or any other
                  third party payor relating to reimbursement for services provided by SLA prior to the Closing Date ("Reimbursement Claims"). Indemnification by Sellers for Reimbursement Claims shall include all costs incurred by Purchaser for such claims, including, but not limited to, applicable investigative and audit expenses, attorneys fees, reimbursement costs, and any fines and penalties levied against SLA; and

                  (c) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing.

                  (d) All Claims of the Purchaser shall be resolved in accordance with Section 11.4.

         11.3 Indemnification by the Purchaser. Subject to this Article XI, the Sellers and their heirs, assigns, representatives and agents shall be indemnified and held harmless by the Purchaser, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Purchaser under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Purchaser hereunder.

         11.4 Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "indemnitee") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation, or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "indemnitor") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to assume the defense of such action with counsel of reputable standing unless such action: (i) is likely to result in injunctions or other equitable remedies in respect of the indemnitee or its business; or (ii) is likely to result in liabilities which, taken with other than existing Claims under this Article XI, would not be fully indemnified hereunder. The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this Article XI. Upon an indemnitor making payment hereunder, the indemnitor shall be subrogated to the rights of the indemnitee.

         Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of the claim and an opportunity to defend against or settle same as set forth herein and must first receive the written approval of the terms and conditions of any settlement from the indemnitor prior to settling any claims. An indemnitor shall have the right to settle any Claim against the indemnitee, subject to the prior written approval of the indemnitee, which approval shall not be unreasonably withheld and may not be withheld at all if the settlement includes the complete release of the indemnitee.

                  An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, or (b) the indemnitor shall not have employed, or is prohibited under this Section 11.4 from employing, counsel in the defense of such action or Claim.

         11.5 Indemnification Basket; Maximum Liability. Neither the Sellers, on the one hand, or the Purchaser, on the other hand, shall be entitled to indemnification under this Article XI, unless and until their or its, respectively, total damage exceeds $50,000, and then only to the extent of aggregate damages in excess of $50,000; provided, however, that such threshold shall not apply to actions against Purchaser for failure to make payments of cash or stock due pursuant to this Agreement. In the event that such threshold amount is exceeded with respect to a claim by Purchaser against SLA, then the threshold shall be deemed to also be met with respect to each Seller. The maximum liability under this Agreement for each Seller with respect to such Seller's personal obligations shall be the total value of the Purchase Price that such Seller has received. Each Seller shall be severally liable with respect to matters personal to such Seller and jointly and severally liable with respect to matters affecting SLA.


                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by SLA, the Purchaser and the Sellers.

         12.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         12.3     Certain Definitions.

                  "Affiliate" means, with regard to any Person, (a) any other Person, directly or indirectly, controlled by, under common control of, or controlling such first Person, (b) any other Person, directly or indirectly, in which such first Person holds, of record or beneficially, five percent or more of the equity or voting securities,
         (c) any other Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such first Person, (d) any other Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such first Person's affairs, (e) any other Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such first Person, or (f) any director, officer, partner or individual holding a similar position in respect of such first Person.

                  "Authority" means any governmental, regulatory or administrative body, agency, arbitrator, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

                  "Claim" means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

                  "Contract" means any written agreement, contract, commitment, instrument or other binding arrangement or understanding.

                  "Environmental Law" means any Regulation, Order, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

                  "Environmental Permit" shall mean Permits, certificates, approvals, licenses and other authorizations required by Environmental Law and necessary or desirable for the Corporation's business.

                  "GAAP" means generally accepted accounting principles, applied on a consistent basis.

                  "Health Care Laws" means any Federal, state, or local Regulation or Order, of any Authority, which relates to or otherwise imposes liability or standards of conduct concerning the licensure, certification, qualification, operation, of a health maintenance organization, pharmacy, home health agency or other aspect of a corporation's business subject to such Health Care Laws, including but not limited to Chapter 400, Florida Statutes, governing home health agencies; Chapter 641, Florida Statues, The Health Maintenance Organization Act; Chapter 465, Florida Statutes, the Florida Pharmacy Act; Sections 499.001 to .081, Florida Statutes, the Florida Drug and Cosmetic Act; Chapter 893, Florida Statutes, the Florida Comprehensive Drug Abuse Prevention and Control Act; Sections 455.236 to .239, Florida Statutes, the Patient Self-Referral Act; Section 627.6699, Florida Statutes, the Employee Health Care Access Act; Sections 409.026 and 409.912, Florida Statutes, 21 U.S.C. Section 301-392, the Federal Food Drug and Cosmetic Act; 21 U.S.C. Section 821 et seq., the Federal Drug Abuse Act; Section 1128B of the Social Security Act; The Clinical Laboratory Improvement Amendments of 1988; 42 U.S.C. Section 1320a-7b, 42 C.F.R. Part 1001, 42 CFR Chapter IV, Subchapter C; Sections 1876 or 1903 of the Social Security Act; 45 CFR, Part 74; 45 CFR, Part 92; 42 CFR 455.109 Section 306 of the Clean Air Act; 42 U.S.C. Section
         1857(h) et seq., Section 508 of the Clean Water Act; 33 U.S.C. Section 1368 et seq., Executive Order 11738 and Environmental Protection
         Agency regulations; 40 CFR Part 15, Title VI of the Civil Rights Act of 1964; 42 U.S.C. Section 2000 d et seq., Section 504 of the Rehabilitation Act of 1933; 29 U.S.C. Section 7940; Title IX of the Education Amendments of 1972, 20 U.S.C. Section 1681 et seq., the
         Age Discrimination Act of 1975; 42 U.S.C. Section 6101 et seq.,
         Section 654 of OBRA '81; 42 U.S.C. Section 9849 and the Americans with Disabilities Act of 1990; P.L. 101-336, OBRAs 1986 through 1993, as amended, and any other similar Federal, state or local Regulations.

                  "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

                  "Material Adverse Change" means any development or change which has, had or would have a Material Adverse Effect.

                  "Material Adverse Effect" means any circumstances, state of facts or matters which has, or might reasonably be expected to have, a material adverse effect in respect of SLA's business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

                  "Order" means any decree, judgment, award, order, injunction, rule, consent of or by an Authority.

                  "Person" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

                  "Proprietary Rights" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

                  "Regulation" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                  "Subsidiary" means any Person which the Purchaser or SLA, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

         12.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered if delivered by hand, (ii) three days after mailing if mailed, first class certified mail with postage paid, or (iii) the next business day if sent by overnight receipted courier service:

                  (a)      If to SLA, to:

                           Drs. Seidenstein, Levine and Associates, P.A. 3949 Evans Avenue
                           Suite 403
                           Ft. Myers, Florida  33901
                           Attn: David M. Reardon, M.D., President


                           If to a Seller, to:

                           Lawrence Seidenstein, M.D.
                           1225 Caloosa Drive
                           Fort Myers, Florida  33901


                           Steven E. Levine, M.D.
                           4105 West Riverside Drive
                           Ft. Myers, Florida 33901


                           David M. Reardon, M.D.
                           1383 Coconut Drive
                           Ft. Myers, Florida 33901
                           in each case with a copy to:

                           McDermott Will & Emery
                           201 S. Biscayne Blvd., 22nd Floor
                           Miami, Florida  33131-4336
                           Attn: Jerry J. Sokol, Esq.

                           or to such other person or address as the Sellers or SLA shall furnish by notice to the Purchaser in writing.

                  (b)      If to the Purchaser to:

                           AmeriPath, Inc.
                           800 Cypress Creek Road, Suite 200
                           Fort Lauderdale, Florida  33334
                           Attn:  James C. New, President

                           with a copy to:

                           Greenberg, Traurig, Hoffman,
                              Lipoff, Rosen & Quentel, P.A.
                           515 E. Las Olas Boulevard, Suite 1500
                           Fort Lauderdale, Florida  33301
                           Attn:  Daniel H. Aronson, Esq.

                           or to such other person or address as the Purchaser shall furnish by notice to Sellers in writing.

         12.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         12.6 Governing Law. The Agreement shall be governed by the laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

         12.7 Consent to Jurisdiction; Service of Process. SLA and the Sellers hereby irrevocably submit to the jurisdiction of the state or federal courts located in Broward, Dade, County, Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         12.8 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.10 Headings. The article, section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

         12.11 Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         12.12 Delays or Omissions; Waiver. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of, or estoppel with respect to, any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions, obligations, covenants, agreements or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         12.13 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.14 Expenses. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses, and Purchaser shall be deemed the party who incurred the expense of SLA's audit.

         12.15 Arbitration. If any dispute arises with respect to this Agreement between two or more of the parties to it, each party to the dispute shall use its best efforts to resolve the dispute amicably. If after 20 days the dispute has not been resolved, any of the parties may elect to submit the dispute to mediation by an independent certified circuit civil mediator selected jointly by the parties by giving notice, in accordance with Section 12.4, to the other parties of its election to mediate ("Mediation Notice"). If a party elects to mediate a dispute, the other parties must mediate the dispute, although the result of the mediation will not be binding on either party. If the parties fail to jointly select a mediator within 15 days after the effective date of the Mediation Notice, each party shall submit to the other party a proposed list of not less than eight certified circuit civil mediators to mediate the dispute within 25 days after the effective date of the Mediation Notice. A party who fails to submit a proposed list of mediators within the prescribed 25-day period waives the right to select a mediator and the other party may select the mediator. If both paries timely submit their proposed lists of mediators, each party shall select two mediators from the other party's list and Purchaser's regular legal counsel shall blindly select the mediator from a box containing the names of each mediator so selected on a "3 x 5" card. The mediator shall convene a meeting of the parties to the dispute within 21 days after his or her appointment.

         Any party to a dispute that arises with respect to this Agreement may, prior to receipt of Mediation Notice or after an attempted resolution throughout the mediation process described in the paragraph above, elect to submit the dispute to binding non-appealable arbitration before a panel of arbitrators in accordance with the rules of the American Arbitration Association by giving the other party a notice of arbitration, in accordance with Section 12.4, (the "Arbitration Notice"). If the parties do not resolve the dispute through mediation, arbitration will be the sole and exclusive method of resolving the dispute. All parties must arbitrate the dispute, and each party will be barred from filing a lawsuit concerning the subject matter of the dispute, except to obtain an equitable remedy.

         The parties shall make every effort to select a mutually acceptable Florida corporate lawyer who is rated "AV" by Martindale-Hubbell law directory to arbitrate the dispute. If within 10 days after the effective date of the Arbitration Notice the parties are unable to select such an arbitrator, an arbitration panel will be selected. The arbitration panel will consist of three arbitrators. At least one of the arbitrators must be a Florida corporate lawyer who is rated "AV" by Martindale-Hubbell law directory. Each party shall select an arbitrator within 20 days after the effective date of the Arbitration Notice and the two selected arbitrators shall select the third. A party who fails to select an arbitrator within the prescribed 20-day period waives the right to select an arbitrator, and two arbitrators chosen by the other party will select the third arbitrator.

         Every mediator or arbitrator must be independent (not a lawyer or relative of a party to this Agreement or an officer, director, employee, or shareholder of AmeriPath) without any economic or financial interest of any kind in the outcome of the mediation or arbitration. Each arbitrator's conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) (as amended or any successor thereto) that has been approved and recommended by the American Bar Association or the American Arbitration Association.

         Within 45 days after the date of the election or appointment of the last arbitrator, the arbitration panel shall convene a hearing for the dispute to be held on such date and at such time and place in Dade County, Florida, as the arbitration panel designates upon 21 days' advance notice to the parties to the dispute. The arbitration panel shall render its decision within 30 days after the conclusion of the hearing. The decision of the arbitration panel will be binding and conclusive as to all the parties to the dispute and, upon the pleading of any party to the dispute, any court having jurisdiction may enter a judgment of any award rendered in the arbitration, which may include an award of any damages. The arbitration panel shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing. The parties agree that the cost of the arbitrators or mediators in any mediation or arbitration shall be shared equally by the parties to the dispute.

         12.16 Attorneys' Fees. Subject to required arbitration pursuant to
Section 12.16 if any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action, including arbitration, shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred at arbitration or the trial court and all appellate levels (for equitable relief).

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

                                   PURCHASER:

                                   AMERIPATH, INC.,


                                   By:  /s/ Robert P. Wynn
                                      ----------------------------------------
                                      Robert P. Wynn, Chief Financial Officer


                                   SELLERS:


                                    /s/ Lawrence Seidenstein, M.D.
                                    -------------------------------------------
                                        Lawrence Seidenstein, M.D.


                                    /s/ Steven E. Levine, M.D.
                                    -------------------------------------------
                                        Steven E. Levine, M.D.


                                    /s/ David M. Reardon, M.D.
                                    -------------------------------------------
                                        David M. Reardon, M.D.

                                    DRS. SEIDENSTEIN, LEVINE AND
                                    ASSOCIATES, INC.


                                    By:  /s/ David M. Reardon, M.D.
                                    -------------------------------------------
                                         David M. Reardon, M.D., President

                                    SEIDENSTEIN, LEVINE REAL ESTATE
                                    PARTNERSHIP

                                    By:  /s/ Steven E. Levine, M.D.
                                    -------------------------------------------
                                         Steven E. Levine, M.D., General Partner